EXHIBIT 2.1
EXECUTION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SKILLZ INC.

SPADES MERGER SUB, INC.
SPADES MERGER SUB LLC,
AARKI, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES, LLC,
AS THE SECURITYHOLDER REPRESENTATIVE

JUNE 1, 2021

TABLE OF CONTENTS
i

|US-DOCS\123754940.16||

|US-DOCS\123754940.16||

Exhibits
Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Written Consent
Exhibit C    Form of Non-Competition Agreement
Exhibit D    Form of Escrow Agreement
Exhibit E    Form of FIRPTA Certificate
Exhibit F    Form of Investor Questionnaire
Exhibit G    Form of Selling Holder Questionnaire
Exhibit H-1        Form of First Certificate of Merger
Exhibit H-2        Form of Second Certificate of Merger
Exhibit I    Letter of Transmittal
Exhibit J    Consideration Spreadsheet

Schedules
Company Disclosure Schedule
Parent Disclosure Schedule

Schedule I    Persons to Execute Joinder Agreements
Schedule II    Founder
Schedule III    Key Employees
Schedule 1.01(a)     Illustrative Working Capital Calculation
Schedule 1.01(b)    Company Warrants
Schedule 1.01(c)     Specified Accounting Principles
Schedule 1.01(i)    Indebtedness
Schedule 5.11    Related Party Contracts
Schedule 8.02(c)     Required Consents
Schedule 10.02        Specific Indemnity

|US-DOCS\123754940.16||

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 1, 2021 is entered into by and among Skillz Inc., a Delaware corporation (“Parent”), Spades Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Spades Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub, the “Merger Subs”), Aarki, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative (as defined in Section 11.01(a), and together with Parent, Merger Sub, Merger Sub II and the Company, the “Parties”). Capitalized terms shall have the meanings given to them in Section 1.01(a) (or as defined elsewhere in this Agreement).
RECITALS
WHEREAS, the Parties intend to effect a business combination through (a) the merger of Merger Sub with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the “Surviving Corporation”) and (b) immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub II (the “Second Merger,” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Merger (the “Surviving Company”), in each case upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”, and as applicable, the Delaware Limited Liability Company Act, as amended (the “DLLCA”)).
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has considered the terms of this Agreement and has unanimously (a) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, including the Merger, the “Transactions”), advisable, fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement in accordance with Applicable Law and (c) adopted a resolution directing that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommending that all of such stockholders adopt this Agreement.
WHEREAS, the board of directors of Merger Sub has (a) declared this Agreement and the Transactions, advisable, fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (b) approved and adopted this Agreement in accordance with Applicable Law and (c) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt this Agreement.
WHEREAS, the board of managers of Merger Sub II has (a) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub II and the sole member of Merger Sub II, (b) approved and adopted this Agreement in accordance with Applicable Law and (c) adopted a resolution recommending that Parent, as the sole member of Merger Sub II, adopt this Agreement.
WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has approved this Agreement and the Transactions.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Company’s stockholders set forth on Schedule I has executed and delivered a joinder and release agreement in the form attached hereto as Exhibit A (each, a “Joinder Agreement”) with Parent, together with an Investor Questionnaire and a Selling Holder Questionnaire.

US-DOCS\123754940.14
|US-DOCS\123754940.16||

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will solicit and obtain the approval by written consent (in lieu of a meeting pursuant to Section 228 of the DGCL) in the form attached hereto as Exhibit B (the “Written Consent”) from Company stockholders sufficient for the Requisite Stockholder Approval for purposes of adopting this Agreement and approving the Transactions.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the individual identified on Schedule II (the “Founder”) and each of the Signing Key Employees are each entering into an offer letter and related employment documentation with Parent or one of its Subsidiaries (each, an “Offer Letter”), in each case to be effective as of the Closing in accordance with their respective terms.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Founder is entering into a non-competition and non-solicitation agreement with Parent in the form attached hereto as Exhibit C (each, a “Non-Competition Agreement”), to be effective as of the Closing in accordance with their respective terms.
WHEREAS, the Parties intend that the Mergers shall together be treated as a single integrated transaction that will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).
AGREEMENT
NOW, THEREFORE, intending to be legally bound, the Parties to this Agreement hereby agree as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01    Definitions.
(a)    As used in this Agreement, the following terms have the following meanings:
“401(k) Plan” means an Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.
“Accredited Investor” means (a) a Company Stockholder (excluding all holders of Company Warrants and all Company Optionholders) that has executed and delivered an Investor Questionnaire demonstrating that such Company Stockholder is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and that is identified as such in the Consideration Spreadsheet and (b) any other Company Stockholder (excluding all holders of Company Warrants and all Company Optionholders) that Parent determines in its sole discretion as of the Closing is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) (with or without having received an Investor Questionnaire).
“Acquired Companies” means, collectively, the Company and each Subsidiary of the Company.
“Acquisition Proposal” means, other than the Merger, any offer, proposal or inquiry, or any Person’s indication of interest in, (a) the sale, license or other disposition of all or a material portion of the

|US-DOCS\123754940.16||

business or assets of any Acquired Company, (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of any Acquired Company (other than in connection with the exercise of any Company Option), (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of any Acquired Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any Acquired Company or (c) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.
“Adjustment Amount” means an amount, whether positive or negative, equal to (a) (i) Closing Cash minus (ii) Estimated Closing Cash, plus (b) (i) Estimated Closing Indebtedness minus (ii) Closing Indebtedness, plus (c) (i) Estimated Unpaid Company Transaction Expenses minus (ii) Unpaid Company Transaction Expenses, minus (d) the amount, if any, by which Estimated Closing Working Capital exceeds the Target Working Capital, plus (e) the amount, if any, by which the Target Working Capital exceeds Estimated Closing Working Capital.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that references to Affiliates of Parent Merger Sub and Merger Sub II shall mean only controlled Affiliates of Parent. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“Aggregate Cash Consideration Value” means the aggregate amount of the cash consideration payable to the Securityholders upon the Closing in accordance with Section 2.04 and Section 2.06 (and comprising the aggregate sum of the Per Accredited Share Closing Cash Consideration Value, the Per Unaccredited Share Closing Consideration Value, the Per Share Escrow Contribution and the Per Share Expense Fund Contribution paid to the Securityholders upon the Closing), as reflected in the Consideration Spreadsheet.
“Aggregate Exercise Price” means the aggregate amount of the exercise prices payable upon the exercise in full of (a) all Company Warrants outstanding as of immediately prior to the Effective Time that have an exercise price per share that is less than the Per Share Aggregate Consideration Value and (b) all Vested Company Options outstanding as of immediately prior to the Effective Time that have an exercise price per share that is less than the Per Share Aggregate Consideration Value.
“Aggregate Merger Consideration Value” means (a) $150,000,000, minus (b) the sum of (i) the amount of Estimated Closing Indebtedness, (ii) the amount of Estimated Unpaid Company Transaction Expenses and (iii) the amount, if any, by which Estimated Closing Working Capital is less than the Target Working Capital, plus (c) the sum of (i) the amount of Estimated Closing Cash, (ii) the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital and (iii) the Aggregate Exercise Price.
“Aggregate Share Consideration” means a number of shares of Parent Stock equal to the quotient of (a) the dollar amount equal to 41% of the Aggregate Merger Consideration Value (i.e., the Aggregate Merger Consideration Value multiplied by 0.41) divided by (b) the Parent Stock Price.

|US-DOCS\123754940.16||

“Aggregate Stockholder Consideration” means the aggregate amount of the Per Accredited Share Merger Consideration and the aggregate Per Unaccredited Share Merger Consideration, in each case, payable to Company Stockholders pursuant to Section 2.04(a).
“Ancillary Documents” means the Letters of Transmittal, the Joinder Agreements, the Non-Competition Agreements, the Investor Questionnaires, the Selling Holder Questionnaires and all other instruments, certificates and other agreements entered into by the Parties or the Indemnitors pursuant to the terms of this Agreement.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.
“Anti-Corruption Laws” means all laws, rules and regulations relating to bribery or corruption, including: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (b) the UK Bribery Act 2010; and (c) any other applicable local, domestic, or international anti-corruption or anti-bribery laws.
“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Balance Sheet” means the consolidated unaudited balance sheet of the Company as of December 31, 2020 and the footnotes thereto.
“Balance Sheet Date” means March 31, 2021.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Applicable Law to close.
“CARES Act” means the Coronavirus Aid, Relief and Economic Safety Act, as signed into law by the President of the United States on March 27, 2020, as amended from time to time.
“Closing Cash” means the aggregate amount of cash (excluding any Restricted Cash) and cash equivalents and marketable securities held by the Acquired Companies as of 12:01 a.m. Pacific Time on the Closing Date, net of all checks written (but not yet cashed), outbound wire transfers (not yet cleared), and increased by all checks received by any Acquired Company (not yet cleared) and all inbound wire transfers (not yet cleared). Notwithstanding anything to the contrary contained herein, Closing Cash will be reduced by any Cash used by the Company after 12:01 a.m. Pacific Time on the Closing Date and prior to the Closing to make any distributions to, or for the benefit of, any Securityholder or Affiliate of any Securityholder.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies that remains unpaid as of 12:01 a.m. Pacific Time on the Closing Date, provided that, the Acquired Companies’ aggregate Liabilities and obligations in respect of their network equipment and server leases

|US-DOCS\123754940.16||

listed in Section 3.06 of the Company Disclosure Schedule shall not constitute Closing Indebtedness even though they would otherwise constitute Indebtedness pursuant to the definition thereof.
“Closing Working Capital” means Working Capital as of 12:01 a.m. Pacific Time on the Closing Date. By way of illustration only, the calculation of Working Capital as of the close of business on March 31, 2021 is set forth on Schedule 1.01(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Bylaws” means the Amended and Restated Bylaws of the Company.
“Company Capital Stock” means collectively, the Company Common Stock and the Company Preferred Stock.
“Company Charter” means the Third Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 31, 2014.
“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.
“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.
“Company Equity Incentive Plans” means the Company’s 2010 Stock Plan, as amended (the “2010 Plan”), and the Company’s 2020 Equity Incentive Plan (the “2020 Plan”).
“Company Fundamental Representations” means the representations and warranties contained in Sections 3.01, 3.02, 3.04(a), 3.04(b), 3.05 and 3.26.
“Company IP” means all Intellectual Property Rights and Intellectual Property owned or purported to be owned by any Acquired Company.
“Company Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects): (a) prevents or materially impedes the ability of the Company to perform any of its material covenants or obligations under the Agreement and the consummation of the Transactions or (b) has, or would reasonably be expected to have, a material adverse effect on the business, material assets, Liabilities, or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” for purposes of this clause (b): (i) changes in the economy in general in the United States or any other geographic region in which the Acquired Companies conduct a material portion of their business, taken as a whole, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry in which the Acquired Companies operate, (ii) changes in interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets), except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry in which the Acquired Companies operate, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, including without limitations any

|US-DOCS\123754940.16||

epidemic or pandemic and or the continuation or worsening of the COVID-19 pandemic, (iv) the implementation of mobile device operating system updates and changes that block, enable the blocking of or adversely impact IDF identifiers or provide mobile device users the option to not share all or any part of their IDFA data, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry in which the Acquired Companies operate, (v) the entry into this Agreement or the announcement or pendency of the Transactions, (vi) changes after the date of this Agreement in GAAP or Applicable Law or the interpretation thereof, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry in which the Acquired Companies operate, (vii) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect), or (viii) the taking by the Company or any Acquired Company of any action expressly required by this Agreement.
“Company Option” means any option to purchase shares of Company Common Stock granted under a Company Equity Incentive Plan.
“Company Optionholder” means a holder of record of a Company Option.
“Company Preferred Stock” means, collectively, the Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock.
“Company Product” means any product (including Software, databases, and mobile applications) or service (including websites and online services) owned, developed (or under development), marketed or otherwise promoted, distributed, licensed, sold, offered online, or otherwise made available to any Person by any Acquired Company, other than any materials or content provided to any Acquired Company by its customers for the purpose of performing services for such customers.
“Company Special Representations” means the representations and warranties contained in Section 3.14, Section 3.15, Section 3.16 and Section 3.19.
“Company Stockholder” means any holder of record of Company Capital Stock (other than Dissenting Stockholders), including, for the avoidance of doubt, holders of Company Warrants who receive shares of Company Capital Stock upon the termination or exercise of the Company Warrants in accordance with Section 2.06(b).
“Company Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of any Acquired Company arising from or incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Transactions and any similar or alternative transactions (including transactions with other potential acquirers or investors and including any initial public offering, direct listing or “deSPAC” transaction), if any, in connection with the transactions leading hereto with respect to: (a) third party fees, costs and expenses (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses and amounts required to be paid by any Acquired Company to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions) arising from or incurred in connection with this Agreement or the Transactions (whether incurred or accrued prior to or after the Closing Date and whether or not such amounts have been invoiced as of or prior to the Closing Date); (b) (i) all bonuses that are unpaid and

|US-DOCS\123754940.16||

accrued prior to the Closing, (ii) incentive compensation that is unpaid and accrued prior to the Closing, (iii) commissions that are unpaid accrued prior to the Closing, and (iv) termination payments, retention or other change-in-control, separation, severance, tax gross-up or other transaction-related payments or compensation to be paid to any current or former Service Provider or other third party by any Acquired Company in connection with the Merger or any of the other Transactions, in each case, arising under Contracts and other obligations existing as of immediately prior to the Closing and to the extent not arising out of a ‘double-trigger’ or decision caused by Parent after the Closing; (c) the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent or its Subsidiaries or any Acquired Company arising from or incurred in connection with this Agreement or the Transactions (including, for the avoidance of doubt, any such Taxes arising from or incurred in connection with or related to any of the foregoing in clause (b) or from the payments to holders of Vested Options pursuant to Section 2.06(a)(i); (d) the premium for the D&O Tail Policy; (e) 50% of the fees for the filings required under the HSR Act and (f) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of any Acquired Company arising from, incurred in connection with or related to the Transactions.
“Company Warrants” means the warrants to purchase Company Capital Stock set forth on Schedule 1.01(b).
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).
“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written, and in each case, purporting to be legally binding.
“COVID-19” means SARS-CoV-2, COVID-19, any evolutions or mutations of the virus and illness, and any related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the World Health Organization and the Occupational Safety and Health Administration, in each case, in connection with or in response to COVID-19.
“Damages” means any loss, damage, Liability, settlement, judgment, award, fine, penalty, Tax, charge, cost or reasonable expense of any nature (including reasonable attorneys’ fees and expenses associated with any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under Article 10), but excluding punitive speculative, remote or indirect Damages, special Damages, lost profits or diminution in value or multiples of Damages other than as paid to a third party in connection with a third-party Claim indemnifiable under this Agreement.
“Dissenting Stockholder” means any Person who objects to the Merger in a manner compliant with the provisions of the DGCL, as applicable, concerning the rights of holders of Company Capital Stock to dissent from the Merger and demand appraisal of and payment for, or repurchase of, as applicable, their shares of Company Capital Stock.
“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or Hazardous Substances.

|US-DOCS\123754940.16||

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity which, together with such entity, is or was, at the relevant time, treated as a single employer under Sections 414(b), (c), and (m) of the Code.
“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.
“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit D.
“Escrow Amount” means fifteen million dollars ($15,000,000).
“Escrow Fund” means the account to be established by the Escrow Agreement.
“Exchange Act” means the Securities Exchange Act of 1934.
“Export Laws” means any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the U.S. or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature.
“FDI Law” means all Applicable Laws that are designed or intended to prohibit, restrict or regulate investments by Persons that are deemed a foreign entity or that may pose a threat to national security.
“FIRPTA Certificate” means a statement and accompanying IRS notice, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i), in the form attached hereto as Exhibit E, certifying that the stock of the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property interest within the meaning of Section 897 of the Code.
“Foreign Plan” means an Employee Plan which is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) that is subject to the laws of any jurisdiction outside of the United States.
“Fraud” means common law fraud under Delaware law.
“Fully Diluted Common Number” means, without duplication, the sum of (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares), (b) the total number of shares of Company Common Stock that are

|US-DOCS\123754940.16||

issuable upon the conversion in full of all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, and (c) the total number of share of Company Common Stock that are issuable upon the exercise in full of the Vested Company Options and (d) the total number of shares of Company Common Stock that are issuable upon the conversion, settlement or exercise in full of all Company Warrants that are outstanding immediately prior to the Effective Time.
“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof and consistently applied.
“Generally Available Software” means non-customized Software that (a) is licensed to an Acquired Company solely in executable or object code form pursuant to a nonexclusive software license, and (b) is licensed to an Acquired Company on generally available, standard terms for either (i) annual payments by any Acquired Company of $50,000 or less or (ii) aggregate payments by any Acquired Company of $150,000 or less.
“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasigovernmental authority of any nature (including any governmental division, department, agency, regulatory authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means any Liability of a Person for any amount owed, without duplication (including (i) principal, (ii) accrued or unpaid interest, (iii) premium thereon, (iv) any prepayment penalties, breakage costs, fees, expenses or similar charges incurred as a result of the discharge of any such Liability and (v) any payments or premiums incurred as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (a) borrowed money owed to any Person (whether or not represented by bonds, debentures, notes or other similar instruments (whether or not convertible into any other security) or arising under indentures), (b) obligations evidenced by bonds, debentures, notes or other similar instruments (whether or not convertible into any other security) or arising under indentures, (c) deferred purchase price of property or services including seller notes (“Deferred Purchase Price”), but excluding (x) any such obligation to the extent there is Restricted Cash being held in escrow exclusively for purposes of satisfying such obligations and (y) deferred revenue (which is a Working Capital liability), (d) obligations as lessee under any leases recorded as a capital or finance lease in the Financial Statements or which are required to be capitalized in accordance with GAAP (provided that, the Acquired Companies’ aggregate Liabilities and obligations in respect of their network equipment and server leases listed in Section 3.06 of the Company Disclosure Schedule shall not constitute Indebtedness of any of the Acquired Companies even though they would otherwise constitute Indebtedness pursuant to this definition), (e) any obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar facilities issued for the account of such Person, (f) obligations under any financial hedging or swap agreement, or any other similar agreement or arrangement entered into for

|US-DOCS\123754940.16||

the purpose of limiting or managing interest rate, currency or other financial risks, (g) obligations secured by any Lien existing on property owned by such Person, (h) unpaid income Taxes of the Acquired Companies for the Pre-Closing Tax Period (which income Taxes, for the avoidance of doubt, shall not be an amount less than zero with respect to any particular jurisdiction and, in the case of income Taxes for Straddle Periods, shall be determined in accordance with Section 7.02), (i) the aggregate amount of all Taxes (including any “applicable employment taxes”) deferred by any Acquired Company under Section 2302 of the CARES Act with respect to any Pre-Closing Tax Period, (j) any outstanding Liability for Taxes of an Acquired Company pursuant to Section 965 of the Code (including amounts payable after the Closing Date), including as a result of making an election pursuant to Section 965(h) of the Code, (k) all accrued but unpaid severance obligations (including the employer portion of any applicable payroll Taxes), (l) all accrued but unpaid fees related to BDO accounting services, (m) the liabilities set forth on Schedule 1.01(i) attached hereto and (n) any Liability of the type described in clauses (a) through (m) guaranteed by such Person, that is recourse to such Person or any of its assets. For purposes of determining Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.
“Indemnitees” means, as applicable, the Parent Indemnitees or the Securityholder Indemnitees or such Persons collectively.
“Indemnitors” means, as applicable, the Securityholder Indemnitors or Parent or such Persons collectively.
“Intellectual Property” means and includes algorithms (including statistical learning algorithms), APIs, apparatus, diagrams, inventions (whether or not patentable), invention disclosures, trade secrets, know-how, logos, trademarks, service marks and other brand elements (including brand names, product names, logos, and slogans), network configurations and architectures, methods, processes, proprietary information, protocols, schematics, specifications, technical data, Software, subroutines, techniques, user interfaces, URLs, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), information, data, databases and data collections, any other forms of technology, and any goodwill associated with or symbolized by any of the foregoing, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.
“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction worldwide: (a) rights associated with works of authorship, including copyrights, design rights, and moral rights, (b) rights in information, data, databases and data collections, (c) trademark, trade name, service name, trade dress and service mark rights and similar rights, (d) trade secret rights, (e) patents and industrial property rights, (f) other proprietary rights in Intellectual Property of every kind and nature and (g) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.
“Investor Questionnaire” means an accredited investor questionnaire in the form attached hereto as Exhibit F.
“IRS” means the United States Internal Revenue Service.

|US-DOCS\123754940.16||

“Joined Securityholder Indemnitors” means the Securityholder Indemnitors that have been joined to this Agreement by the execution of Joinder Agreements or, in the case of holders of Company Warrants or Company Options, cancellation and joinder agreements in such forms as mutually acceptable to Parent and the Company.
“Key Employees” means those persons set forth under subsections (a) and (b) of Schedule III attached hereto.
“Knowledge” means (a) with respect to any Acquired Company, the actual knowledge of each Founder, Key Employee and those persons set forth on Schedule 1.01(k)(i) attached hereto, and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of any Acquired Company and (b) with respect to Parent or its Subsidiaries, the actual knowledge of those persons set forth on Schedule 1.01(k)(ii), and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of Parent.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other adverse claim in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“NYSE” means the New York Stock Exchange or any successor thereto.
“Open Source Software” means any Software licensed, provided, or distributed under any open-source or free software license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).
“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.
“Parent Fundamental Representations” means the representations and warranties contained in Sections Section 4.01, Section 4.02, Section 4.04(a) or Section 4.04(b).
“Parent Indemnitees” mean the following Persons: (a) Parent, (b) Parent’s current and future Affiliates (including the Surviving Company, Surviving Corporation and any of their Subsidiaries), (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above, and (d) the respective successors and assigns of the Persons referred to in clauses (a) and (b) above; provided, however, that in no event shall any of the Securityholders be deemed to be “Parent Indemnitees.”

|US-DOCS\123754940.16||

“Parent Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects): (a) prevents or materially impedes the ability of Parent to perform any of its material covenants or obligations under the Agreement and the consummation of the Transactions or (b) has, or would reasonably be expected to have, a material adverse effect on the business, material assets, Liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect” for purposes of this clause (b): (i) changes in the economy in general in the United States or any other geographic region in which Parent conducts a material portion of their business, taken as a whole, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industry in which Parent operates, (ii) changes in interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets), except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industry in which Parent operates, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, including without limitations any epidemic or pandemic and or the continuation or worsening of the COVID-19 pandemic, (iv) the entry into this Agreement or the announcement or pendency of the Transactions, (v) changes after the date of this Agreement in GAAP or Applicable Law or the interpretation thereof, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industry in which Parent operates, (vi) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Parent Material Adverse Effect) or (vii) the taking by the Parent or any of its Subsidiaries of any action expressly required by this Agreement.
“Parent PSU” means a performance stock unit that provides the holder with the right to receive one share of Parent Stock upon vesting.
“Parent Stock” means the Class A common stock, par value $0.0001 per share, of Parent.
“Parent Stock Price” means $15.2331, which represents the average of the daily volume-weighted average sales price per share of Parent Stock on the NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the fifteen (15) consecutive trading days ending on and including the third trading day immediately preceding the date on which this Agreement is executed. The Parties acknowledge and agree that the foregoing method to calculate the Parent Stock Price is intended to qualify as a “Safe Harbor Valuation Method” under Revenue Procedure 2018-12, I.R.B. 2018-6.
“Per Accredited Share Closing Cash Consideration Value” means an amount equal to (a) the Per Share Aggregate Consideration Value, minus (b) the Per Accredited Share Closing Stock Consideration Value, minus (c) the Per Share Escrow Contribution, minus (d) the Per Share Expense Fund Contribution.
“Per Accredited Share Closing Stock Consideration” means a number of shares of Parent Stock equal to the quotient of (a) the Aggregate Share Consideration, divided by (b) the aggregate number of outstanding shares of Company Capital Stock (excluding shares of Company Capital Stock issued upon

|US-DOCS\123754940.16||

the termination of the Company Options and the Company Warrants in accordance with Section 2.06(b)) held by all Accredited Investors as of immediately prior to the Closing.
“Per Accredited Share Closing Stock Consideration Value” means an amount equal to (a) the Per Accredited Share Closing Stock Consideration, multiplied by (b) the Parent Stock Price.
“Per Share Aggregate Consideration Value” means an amount equal to the quotient of (a) the Aggregate Merger Consideration Value, divided by (b) the Fully Diluted Common Number.
“Per Share Escrow Contribution” means an amount equal to the quotient of (a) the Escrow Amount, divided by (b) the Fully Diluted Common Number.
“Per Share Expense Fund Contribution” means an amount equal to the quotient of (a) the Securityholder Expense Fund divided by (b) the Fully Diluted Common Number.
“Per Unaccredited Share Closing Consideration Value” means an amount equal to (a) the Per Share Aggregate Consideration Value minus (b) the Per Share Escrow Contribution, minus (c) the Per Share Expense Fund Contribution.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Information” means, in addition to any definition provided by the Acquired Companies for any similar term (e.g., “personally identifiable information,” “personal information,” “personal data” or “PII”) in any privacy notice or other public-facing statement by the Acquired Companies, all information (in any form, including paper, electronic and other forms) regarding or capable of being associated with a specific individual, including: (a) information that identifies, could be used to identify or is otherwise identifiable with the individual, such as name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate the individual, (b) any data regarding the individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), (c) Internet Protocol addresses or other persistent identifiers linked specifically to the individual, and (d) any other information that is considered “personally identifiable information,” “personal information,” “personal data,” or other similar expressions under Applicable Privacy Law. Personal Information may relate to or be capable of being associated with any individual, including a current, prospective or former customer, employee or vendor of any Person and includes such information in any form, including paper, electronic and other forms. Personal Information includes pseudonymized data.
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.
“Privacy Laws” means all Applicable Laws, regulations, and binding orders or directives, issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Applicable Laws of jurisdictions where Personal Information was collected), including data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message, or telephone communications, including: the Federal Trade

|US-DOCS\123754940.16||

Commission Act of 1914, as applied to matters involving Personal Information or privacy, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018 (the “CCPA”), the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act; the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the UK Data Protection Act 2018 (the “UK DPA”), UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003, and e-Privacy Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector (and any national legislation that implements it), the Personal Information Protection and Electronic Documents Act, applicable industry standards, guidelines, and best practices for the Processing of Personal Information, and all other similar international, federal, state, provincial, and local laws, as applicable.
“Pro Rata Escrow Share” means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate portion of the Aggregate Cash Consideration Value payable to such Securityholder in respect of shares of Company Capital Stock, Company Warrants and Company Options, by (b) the aggregate portion of the Aggregate Cash Consideration Value payable to all Securityholders in respect of shares of Company Capital Stock, Company Warrants and Company Options, as set forth in the Consideration Spreadsheet; provided that the sum of all Pro Rata Escrow Shares shall equal 100% at all times.
“Pro Rata Share” means: (a) with respect to any Securityholder Indemnitor that is not a Joined Securityholder Indemnitor, 0.00%; and (b) with respect to any Securityholder Indemnitor that is a Joined Securityholder Indemnitor, the quotient (expressed as a percentage) obtained by dividing (i) the aggregate portion of the Aggregate Merger Consideration Value payable to such Joined Securityholder Indemnitor in respect of shares of Company Capital Stock, Company Warrants and Company Options, by (ii) the aggregate portion of the Aggregate Merger Consideration Value payable to all Joined Securityholder Indemnitors in respect of shares of Company Capital Stock, Company Warrants and Company Options, with each Securityholder Indemnitor’s and Joined Securityholder Indemnitor’s Pro Rata Share as set forth in the Consideration Spreadsheet; provided that the sum of all Pro Rata Shares shall equal 100% at all times.
“Proceeding” means any action, suit, litigation, arbitration, mediation, claim, complaint, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, Order, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.
“Process” (and the corollary terms “Processing” and “Processed”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data.

|US-DOCS\123754940.16||

“Processor” shall means any Person which processes Personal Information on behalf of a third party, including: (a) a “data processor” as defined under the GDPR; (b) a “service provider” as defined under the CCPA; and (c) any similar term under applicable Privacy Laws.
“Registrable Securities” means Parent Stock issued in connection with the Closing pursuant to this Agreement as part of the Aggregate Stockholder Consideration; provided, however, that Parent Stock shall cease to be Registrable Securities hereunder if and when (A) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities under the Securities Act, (B) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (C) with respect to the Registrable Shares held by a particular Securityholder, such Securityholder holds a number of Registrable Securities less than the number of Parent Stock that can be sold by such Securityholder in a single 90-day period pursuant to Rule 144 (including Rule 144(e)).
“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, or in the case of domain names, the relevant domain name registrar, including all patents, registered copyrights, registered trademarks, registered databases, and domain names, and all applications for any of the foregoing.
“Regulatory Laws” means (a) Antitrust Laws and (b) FDI Laws.
“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
“Requisite Stockholder Approval” means with respect to this Agreement, the affirmative vote of the (i) holders of at least a majority of the shares of the Company Preferred Stock, voting or consenting as a single class, (ii) holders of at least a majority of the shares of Series A Preferred Stock, voting or consenting as a separate class, and (iii) holders of at least a majority of the shares of Company Capital Stock, voting or consenting as a single class on an as-converted to Company Common Stock basis.
“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union); (b) any Person operating, organized, or resident in a Sanctioned Country; or (c) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any Member State of the European Union, or Her Majesty’s Treasury of the United Kingdom.

|US-DOCS\123754940.16||

“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Securityholder” means a Company Stockholder, holder of Company Warrants, or Company Optionholder, as the case may be.
“Securityholder Matters” means any claim by any current or former Securityholder (or purported securityholder) of an Acquired Company asserting, alleging or seeking to assert rights with respect to any shares of capital stock or options, warrants or securities of an Acquired Company, or rights that are convertible into, exercisable for or exchangeable for shares of capital stock of an Acquired Company, including any claim asserted, based upon or related to (a) the pre-Closing ownership or rights to ownership of any shares of capital stock (including Company Capital Stock), options, warrants, securities, equity interests or equity-linked rights, instruments, arrangements, understandings or Contracts (including Company Warrants and Company Options) of an Acquired Company, (b) any rights of a current or former Securityholder (or purported securityholder) of an Acquired Company existing on or prior to the Closing, including any rights to securities, anti-dilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the consideration payable hereunder or application thereof are incorrect, (c) any rights (including any Company Indemnification Obligations) under the Company Charter or the Company Bylaws (or equivalent governing documents for any Subsidiary of the Company) and any indemnification agreement with an Acquired Company asserted or held by any Person who is or at any time was a director or officer of an Acquired Company with respect to any act or omission on the part of such Person or any event or other circumstance that arose, occurred or existed at or prior to the Closing (provided, however, that to the extent Parent actually recovers from the D&O Tail Policy for such Damages, the amount of the Damages will be calculated net of the amount of such proceeds recovered from the D&O Tail Policy (after deducting therefrom the expenses incurred in procuring such proceeds), and provided further that the foregoing shall not restrict the right of the Securityholders who are the beneficiaries of the D&O Tail Policy to recover from the D&O Tail Policy for their own Damages that are covered by the D&O Tail Policy), (d) any claim that such Person’s securities were wrongfully issued or repurchased by an Acquired Company prior to the Closing, (e) any appraisal or dissenters’ rights resulting in any payments made in connection therewith in respect of shares of Company Capital Stock in excess of the value of the Aggregate Stockholder Consideration that otherwise would have been owed in respect of such shares under this Agreement, (f) any claim, whether derivative or otherwise, against any director or officer of the Company relating to actions taken by the Company prior to the Closing (including in connection with the sale of the Company and any actual or alleged breach of fiduciary duties by any current or former directors or officers of the Company), or (g) any claim against Parent, Merger Sub, Merger Sub II or any of their Affiliates by a Securityholder based on any act or failure to act, or any alleged act or failure to act, of the Securityholder Representative (including fraud, gross negligence, willful misconduct or bad faith) in breach of its obligations hereunder, including any failure or alleged failure to distribute property all or any portion of the consideration payable hereunder.
“Securityholder Expense Fund” means an amount in cash equal to $150,000.
“Securityholder Indemnitees” mean the following Persons: (a) Securityholders, (b) the Securityholders’ respective current and future Affiliates, (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that the Surviving Company, Surviving

|US-DOCS\123754940.16||

Corporation and the Securityholder Representative shall not be deemed to be a “Securityholder Indemnitee.”
“Securityholder Indemnitors” means, collectively, the Securityholders (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Canceled Shares, but including, for the avoidance of doubt, Company Optionholders and holders of Company Warrants who receive shares of Company Capital Stock upon the termination or exercise of the Company Warrants and Vested Company Options in accordance with Section 2.06 as of immediately prior to the Effective Time).
“Selling Holder Questionnaire” means a selling holder questionnaire in the form attached hereto as Exhibit H.
“Sensitive Information” means the Acquired Companies’ source code, credentials to any IT System, or confidential or non-public information (including trade secrets) of any Acquired Company and the confidential or non-public information provided to any Acquired Company by any third party which any Acquired Company is obligated to keep confidential or non-public.
“Series A Preferred Stock” means Series A Preferred Stock of the Company, par value $0.001 per share.
“Series A-1 Preferred Stock” means Series A-1 Preferred Stock of the Company, par value $0.001 per share.
“Series A-2 Preferred Stock” means Series A-2 Preferred Stock of the Company, par value $0.001 per share.
“Service Provider” means any director, officer, advisor, consultant, independent contractor or employee of any Acquired Company.
“Signing Key Employees” means those persons set forth under subsection (a) of Schedule III attached hereto.
“Software” means software (including HTML code, firmware and other software embedded in hardware devices), and all related source code, object code, application programming interfaces, annotations, tools, and user interfaces.
“Specified Accounting Principles” means (a) the policies, conventions, methodologies and procedures set forth on Schedule 1.01(c), (b) to the extent not inconsistent with clause (a) and only to the extent consistent with GAAP, the policies, conventions, methodologies and procedures used by the Company in preparing the consolidated balance sheet of the Company as of March 31, 2021 and the footnotes thereto and (c) GAAP. For the avoidance of doubt, clause (a) of this definition takes precedence over clauses (b) and (c).
“Straddle Period” means any period beginning before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, of which (a) such first Person, either alone or together with one or more Subsidiaries, directly or indirectly owns, purports to own or controls securities or other interests representing more than 50% of the outstanding equity, voting power or

|US-DOCS\123754940.16||

financial interests of such Person or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint or designate a majority of the board of directors or other governing body of such other Person.
“Target Working Capital” means $(1,414,000) (negative one million four hundred fourteen thousand).
“Tax” means any and all taxes, including (a) any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, national insurance, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, whether or not disputed, and, (b) in the case of any Acquired Company, any Liability for the payment of any amount described in clause (a) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group.
“Tax Return” means any return, report, declaration, statement, form, election, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Transaction Litigation” means any Proceeding commenced or threatened after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction.
“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.
“Unpaid Company Transaction Expenses” means any Company Transaction Expenses that have not been paid as of 12:01 a.m. Pacific Time on the Closing Date.
“Unvested Company Option” means each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time and that has a per-share exercise price that is less than the Per Share Aggregate Consideration Value.
“Vested Company Option” means each Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time and that has a per-share exercise price that is less than the Per Share Aggregate Consideration Value.
“Willful Breach” means a material breach that is a consequence of an act taken by the breaching Party, or the failure by the breaching Party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.
“Working Capital” means with respect to the Acquired Companies (a) current assets of the Acquired Companies minus (b) current Liabilities of the Acquired Companies, all as calculated in accordance with the Specified Accounting Principles, but excluding Closing Cash, Closing Indebtedness,

|US-DOCS\123754940.16||

Company Transaction Expenses, Restricted Cash, the Acquired Companies’ network equipment and server leases, income and deferred tax assets and income and deferred tax Liabilities.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Vote	Section 5.05
Adjustment Dispute Notice	Section 2.07(b)(iii)
Agreed Modifications	Section 2.07(b)(v)
Agreement	Preamble
Assumed Option	Section 2.06(a)(i)
Books and Records	Section 3.24
Canceled Shares	Section 2.04(b)
CCPA	Section 1.01(a)
Change in Company Recommendation	Section 5.02(a)
Claim	Section 10.07
Claim Dispute Notice	Section 1.01
Closing	Section 2.01
Closing Date	Section 2.01
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	Section 3.02(b)
Company Closing Certificate	Section 8.02(e)(v)
Company Cure Period	Section 9.01(d)
Company Financial Advisor	Section 3.26
Company Indemnification obligation	Section 6.05
Company Privacy and Data Security Policies	Section 3.16(a)
Company Representative	Section 3.10(e)
Company Securities	Section 3.05(d)
Confidentiality Agreement	Section 6.04(a)
Consideration Spreadsheet	Section 5.07(a)
Continuing Claim	Section 10.05
Continuing Service Provider	Section 2.06(a)(i)
Conversion Ratio	Section 2.06(a)(i)
Covered Indebtedness	Section 5.07(c)
D&O Policy	Section 6.05(b)
D&O Tail Policy	Section 6.05(b)
Deferred Purchase Price	Section 1.01(a)
Designated Accounting Firm	Section 2.07(b)(v)
DGCL	Recitals
Disqualified Individual	Section 5.05
DOJ	Section 6.02(a)
Effect	Section 1.01(a)
Effective Time	Section 2.02(d)
Electronic Stock Certificate	Section 2.08(b)(ii)

|US-DOCS\123754940.16||

Employment Matters	Section 6.06(a)
Employee Plans	Section 3.20(d)
End Date	Section 9.01(b)
Estimated Closing Cash	Section 2.07(a)
Estimated Closing Indebtedness	Section 2.07(a)
Estimated Closing Statement	Section 2.07(a)
Estimated Closing Working Capital	Section 2.07(a)
Estimated Unpaid Company Transaction Expenses	Section 2.07(a)
Exchange Agent	Section 2.08(a)
Exchange Documents	Section 2.08(b)(ii)
Expert Calculations	Section 2.07(b)(v)
FCPA	Section 1.01(a)
Financial Statements	Section 3.06(a)
Founder	Recitals
FR Expiration Date	Section 10.01(a)
FTC	Section 6.02(a)
General Expiration Date	Section 10.01(a)
Interim Period	Section 5.01(a)
Invoice	Section 5.07(c)
Issued Share Threshold	Section 2.08(d)
IT Systems	Section 3.15
Joinder Agreement	Recitals
Key Employees	Recitals
Leased Real Property	Section 3.12(a)
Letter of Transmittal	Section 2.08(b)(ii)
Malicious Code	Section 3.14(m)
Material Contract	Section 3.09(a)
Material Customer	Section 3.23(a)
Material Supplier	Section 3.23(b)
First Merger	Recitals
Merger Sub	Preamble
Merger Sub II	Preamble
Merger Sub Common Stock	Section 2.04(c)
Needed Financial Statements	Error! Reference source not found.
Non-Competition Agreement	Recitals
OFAC	Section 1.01(a)
Offer Letters	Recitals
Officer’s Claim Certificate	Section 1.01
Other Interested Party	Section 5.03(b)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Closing Certificate	Section 8.03(c)
Parent Closing Date Calculations	Section 2.07(b)(i)
Parent Closing Statement	Section 2.07(b)(i)

|US-DOCS\123754940.16||

Parent Cure Period	Section 9.01(f)
Parent SEC Documents	Section 4.05
Parties	Preamble
Payoff Letter	Section 5.07(c)
Per Accredited Share Merger Consideration	Section 2.04(a)
Per Unaccredited Share Merger Consideration	Section 2.04(a)
Permits	Section 3.18
Permitted Liens	Section 3.13(a)(iii)
Physical Company Stock Certificate	Section 2.08(b)(i)
Privacy Commitments	Section 3.16(b)
Privacy Policies	Section 3.16(a)
Real Property Lease	Section 3.12(b)
Related Person	Section 3.22
Restraint	Section 8.01(c)
Retained Escrow Amount	Section 10.05
Review Period	Section 2.07(b)(ii)
Rule 144	Section 1.01(a)
Second Merger	Preamble
Section 280G Approval	Section 5.05
Security Incident	Section 3.16(i)
Securityholder Representative	Section 11.01(a)
SR Cap	Section 10.03(d)
SR Expiration Date	Section 10.01(a)
Stockholder Notice	Section 5.02(b)
Surviving Corporation	Recitals
Tax Contest	Section 7.04
Transfer Taxes	Section 7.09
VDR	Section 1.02(l)
Waived Parachute Payments	Section 5.05
WARN Act	Section 3.20(r)
Written Consent	Recitals

Section 1.02    Interpretative Provisions.
(a)    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
(c)    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

|US-DOCS\123754940.16||

(d)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(f)    The use of the word “or” shall not be exclusive.
(g)    The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(h)    The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(i)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation as of the date and time applicable to such reference.
(j)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).
(k)    The Parties agree that any information or reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such Party that are contained in this Agreement, but only if the relevance of that information or reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent on the face of such information or reference.
(l)    Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Parent or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Acquired Companies at Digify in connection with the Transactions (the “VDR”) no later than 12:01 a.m. Pacific Time on the date that is two (2) Business Days prior to the date hereof and has been made available on a continuous basis by or on behalf of the Company for review therein by

|US-DOCS\123754940.16||

Parent and its Representatives since such time, unless otherwise agreed by Parent and the Company (including by email confirmation from Parent to the Company that reasonably evidences that such information was furnished, delivered or made available prior to the date hereof).
ARTICLE 2.
DESCRIPTION OF THE TRANSACTION
Section 2.01    Closing. The consummation of the Merger (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the Parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other time, date and location, or in such other manner, as the Parties agree in writing; provided, however, if the Closing would otherwise occur pursuant to the foregoing sentence during the last two weeks of a Parent fiscal quarter, Parent shall have the option, in its sole discretion, upon reasonable prior written notice to the Company, to elect to postpone the Closing until the second (2nd) Business Day following the last date of such Parent fiscal quarter (subject to the satisfaction or waiver of the conditions set forth in Article 8 as of such date). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
Section 2.02    The Mergers; Effect of the Mergers; Effective Time.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation of the First Merger.
(b)    Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II, the separate existence of the Company shall cease, and Merger Sub II will continue as the Surviving Company of the Second Merger.
(c)    The Merger shall have the effects set forth in this Agreement and pursuant to Applicable Law.
(d)    Concurrently with the Closing, the Parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit H (the “First Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the First Merger. The First Merger shall become effective at the time the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are reasonably agreed (in compliance with Section 2.02(a) above) by Parent and the Company and specified in the First Certificate of Merger (such date and time, the “Effective Time”).
(e)    Immediately following the Effective Time (but in no event later than one Business Day thereafter), the Parties shall cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit I-2 (the “Second Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and DLLCA in order to consummate the Second Merger. The Second Merger shall become effective at the time the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other

|US-DOCS\123754940.16||

date and time as are reasonably agreed (in compliance with Section 2.02(b) above) by Parent and the Surviving Corporation and specified in the Second Certificate of Merger (such date and time, the “Second Merger Effective Time”).
Section 2.03    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:
(a)    at the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended and restated pursuant to the First Merger in its entirety as set forth in the First Certificate of Merger and the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws;
(b)    at the Second Merger Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with Applicable Law;
(c)    (i) the directors of Merger Sub serving in such position immediately prior to the Effective Time shall become, as of the Effective Time, the directors of the Surviving Corporation after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the managers of Merger Sub II serving in such position immediately prior to the Second Merger Effective Time shall become, as of the Second Merger Effective Time, the directors of the Surviving Company after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and
(d)    (i) the officers of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the officers of the Surviving Corporation after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the officers of Merger Sub II serving in such positions immediately prior to the Second Merger Effective Time shall become, as of the Second Merger Effective Time, the officers of the Surviving Company after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 2.04    Effect on Company Capital Stock at the Effective Time. At the Effective Time, by virtue of the First Merger and without any further action on the part of the Parties, any Securityholder or any other Person:
(a)    subject to Sections 2.08, 2.10, 2.11, 2.12, 2.14 and 6.03(a), each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares, and excluding, for the avoidance of doubt, the shares of Company Capital Stock issued upon the termination of the Company Options and the Company Warrants in accordance with Section 2.06(b)) shall be automatically converted into the right to receive: (i) if the holder of such share of Company Capital Stock is an Accredited Investor, (A) the Per Accredited Share Closing Stock Consideration, (B) the Per Accredited Share Closing Cash Consideration Value, (C) the right to receive a portion of the Adjustment Amount, if any, payable in accordance with Section 2.07(b)(vii), (D) the right to receive

|US-DOCS\123754940.16||

distributions, if any, of the Escrow Fund in accordance with Article 10 and (E) the right to receive distributions, if any, of the Securityholder Expense Fund pursuant to Section 11.01(c) (collectively, (A)-(E), the “Per Accredited Share Merger Consideration”); and (ii) if the holder of such share of Company Capital Stock is not an Accredited Investor, (A) cash in an amount equal to the Per Unaccredited Share Closing Consideration Value, (B) the right to receive a portion of the Adjustment Amount, if any, payable in accordance with Section 2.07(b)(vii), (C) the right to receive distributions, if any, of the Escrow Fund in accordance with Article 10 and (D) the right to receive distributions, if any, of the Securityholder Expense Fund pursuant to Section 11.01(c) (collectively, (A)-(E), the “Per Unaccredited Share Merger Consideration”);
(b)    each share of Company Capital Stock held by the Company, Merger Sub, Merger Sub II or Parent or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time (the “Canceled Shares”) shall be canceled and extinguished without any conversion thereof; and
(c)    each share of the common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share of the Surviving Corporation following the First Merger (and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation’s common stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.
Section 2.05    Effect on Capital Stock at the Second Merger Effective Time. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or any Securityholder, (a) each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company and (b) all shares of common stock of the Company (as the Surviving Corporation of the First Merger) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.
Section 2.06    Treatment of Company Equity Awards and Company Warrants.
(a)    Treatment of Company Options.
(i)    At the Effective Time, each Vested Company Option that is outstanding as of immediately prior to the Effective Time with an exercise price per share that is less than the Per Share Aggregate Consideration Value shall be canceled and extinguished and converted into the right to receive, subject to applicable Taxes and withholdings in accordance with Section 2.11, the Per Unaccredited Share Merger Consideration less the aggregate exercise per share price under such Vested Company Options. The Per Unaccredited Share Closing Cash Consideration owed to holders of Vested Company Options shall be paid promptly following the Effective Time, and such payment may be made (at Parent’s election), in the case of employees or former employees, through the payroll system of the Company or the Affiliate of the Company employing the individual. As a condition to receiving the consideration payable pursuant to this Section 2.06(a)(i), each holder of a Vested Company Option shall enter into an option

|US-DOCS\123754940.16||

cancellation agreement in form and substance reasonably acceptable to each of the Company and Parent.
(ii)    Except as provided in Section 2.06(a)(iii), each Unvested Company Option that is outstanding as of immediately prior to the Effective Time and held by an individual who constitutes an “employee” within the meaning of Form S-8 promulgated under the Securities Act as of immediately following the Effective Time (a “Continuing Service Provider”) shall be assumed by Parent and converted into an option covering Parent Stock (each Company Option so assumed by Parent, an “Assumed Option”). The assumption of the Assumed Options is intended to constitute an assumption of stock rights pursuant to a corporate transaction in accordance with Treas. Reg. 1.409A-1(b)(5)(v)(D), and, following the Effective Time, each such Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option documents (including the Company Equity Incentive Plans and stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (x) each Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were subject to such Unvested Company Option immediately prior to the Effective Time multiplied by the ratio obtained by dividing the Per Share Aggregate Consideration Value by the Parent Stock Price (such ratio, the “Conversion Ratio”), rounded down to the nearest whole number of shares of Parent Stock, and (y) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Unvested Company Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest whole cent. Following the Effective Time, the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed Option.
(iii)    Each Unvested Company Option that is outstanding as of immediately prior to the Effective Time that is held by an individual who does not constitute a Continuing Service Provider and each Company Option that has an the exercise price per share that is equal to or greater than the Per Share Aggregate Consideration Value, in each case, shall be canceled and extinguished. In no event shall the Unvested Company Options described in this Section 2.06(a)(iii) be assumed by Parent.
(b)    Treatment of Company Warrants. No Company Warrants shall be assumed by Parent in connection with the Merger. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the Company Warrants to be terminated or exercised in accordance with the terms of the Company Warrants into shares of Company Capital Stock as of immediately prior to the Effective Time. The Company will provide written notice of the Merger to the holders of the Company Warrants in accordance with the terms thereof prior to the Effective Time. As a condition to receiving the consideration payable pursuant to this Section 2.06(b), each holder of a Company Warrant shall enter into a warrant cancellation agreement in form and substance reasonably acceptable to each of the Company and Parent.
(c)    The Acquired Companies shall, prior to the Effective Time, take all actions, including obtaining appropriate resolutions of the Company Board of Directors and providing all notices and obtaining all consents, that are necessary or desirable or reasonably requested by Parent to give effect to

|US-DOCS\123754940.16||

the transactions contemplated by this Section 2.05. Parent shall be entitled to advance review and approval of all such documents, which review and approval shall not be unreasonably withheld, conditioned or delayed.
Section 2.07    Merger Consideration Adjustments.
(a)    Pre-Closing Estimate. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”), certified by the Chief Financial Officer of the Company, setting forth (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date and (ii) the Company’s good faith estimate of (A) Closing Working Capital (such estimate, “Estimated Closing Working Capital”), (B) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (C) Closing Cash (such estimate, “Estimated Closing Cash”) and (D) Unpaid Company Transaction Expenses (such estimate, “Estimated Unpaid Company Transaction Expenses”). The Company shall deliver supporting calculations and documentation of such calculations, in detail reasonably acceptable to Parent, concurrently with the delivery of such Estimated Closing Statement. The Company shall consult with Parent and its accountants with respect to the preparation of the Estimated Closing Statement and consider in good faith the comments of Parent on the Estimated Closing Statement (if applicable), and the Estimated Closing Statement shall be prepared in accordance with the Specified Accounting Principles and the sample calculation attached hereto as Schedule 1.01(a).
(b)    Post-Closing Adjustment.
(i)    As promptly as reasonably practicable, but in no event later than ninety (90) days following the Closing Date, Parent shall cause to be prepared in accordance with the Specified Accounting Principles and the sample calculation attached as Schedule 1.01(a) and delivered to the Securityholder Representative a statement (the “Parent Closing Statement”) setting forth in reasonable detail Parent’s proposed good faith calculation of the Adjustment Amount (including proposed good faith and reasonably detailed calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses) (the “Parent Closing Date Calculations”), together with reasonably detailed supporting documentation for such calculations; provided, that in the event Parent does not deliver the Parent Closing Statement in accordance with the foregoing sentence, the Adjustment Amount shall be deemed to equal zero and shall be deemed final and binding on Parent, the Securityholder Representative and the Securityholders as the Adjustment Amount for all purposes of this Agreement.
(ii)    During the thirty (30) day period commencing upon receipt by the Securityholder Representative of the Parent Closing Statement (the “Review Period”), Parent shall provide the Securityholder Representative and any accountants or advisors retained by the Securityholder Representative with reasonable access to the books and records of the Company for the purposes of (A) enabling the Securityholder Representative and its accountants and advisors to calculate, and to review the Parent Closing Statement, including the Parent Closing Date Calculations and Parent’s calculation of, the Adjustment Amount as reflected in the Parent Closing Statement and (B) identifying any dispute related to the calculation of the Adjustment Amount set forth in the Parent Closing Statement.
(iii)    If the Securityholder Representative disputes the Parent Closing Statement, the Parent Closing Date Calculations or the Adjustment Amount set forth in the Parent Closing Statement, then the Securityholder Representative shall deliver a written notice (an “Adjustment

|US-DOCS\123754940.16||

Dispute Notice”) to Parent prior to the expiration of the Review Period. The Adjustment Dispute Notice shall set forth, in reasonable detail, the basis for the dispute and the Securityholder Representative’s proposed determination of the Adjustment Amount (including, as applicable, proposed calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses).
(iv)    If the Securityholder Representative does not deliver an Adjustment Dispute Notice to Parent prior to the expiration of the Review Period, the Adjustment Amount set forth in the Parent Closing Statement shall be deemed final and binding on Parent, the Securityholder Representative and the Securityholders as the Adjustment Amount for all purposes of this Agreement.
(v)    If the Securityholder Representative delivers an Adjustment Dispute Notice to Parent prior to the expiration of the Review Period, then the Securityholder Representative and Parent shall meet, confer and exchange any additional relevant information reasonably requested by the other Party regarding the computation of the Adjustment Amount for a period of twenty (20) days following the delivery of the Adjustment Dispute Notice to Parent, and use reasonable best efforts to resolve by written agreement (the “Agreed Modifications”) any differences as to the Adjustment Amount. In the event Parent and the Securityholder Representative so resolve any such differences, the Adjustment Amount set forth in the Parent Closing Statement, as adjusted by the Agreed Modifications shall be final and binding as the Adjustment Amount for all purposes of this Agreement. If the Securityholder Representative and Parent are unable to reach agreement on the calculation of the Adjustment Amount within the twenty (20) day period following the delivery of the Adjustment Dispute Notice to Parent, then either the Securityholder Representative or Parent may submit the objections to an independent nationally recognized “Big 4” accounting firm (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. In resolving any disputed item, the Designated Accounting Firm (x) shall determine the Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses in accordance with the respective definitions thereof and the other applicable provisions of this Agreement, (y) shall limit its review to matters still in dispute as specifically set forth in the Adjustment Dispute Notice (and only to the extent such matters are still in dispute) and (z) shall act as an expert and not as an arbitrator. The Designated Accounting Firm shall be directed by Parent and the Securityholder Representative to resolve the unresolved objections as promptly as reasonably practicable in accordance with the terms of this Agreement, and, in any event, within thirty (30) days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Securityholder Representative and Parent. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Parent, the Securityholder Representative and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of the Adjustment Amount. The determination of the Adjustment Amount made by the Designated Accounting Firm shall be final and binding on Parent, the Securityholder Representative and the Securityholders for all purposes of this Agreement, absent manifest error. The Expert Calculations (A) shall reflect in detail the differences, if any, between the calculation of the Adjustment Amount reflected in the Adjustment Dispute Notice and the calculation of the Adjustment Amount set forth in the Parent Closing Statement and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Parent or the Securityholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholder

|US-DOCS\123754940.16||

Representative as the case may be. The fees and expenses of the Designated Accounting Firm shall be borne by Parent, on the one hand, and the Securityholder Representative, on behalf of the Securityholders, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Designated Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Designated Accounting Firm at the time the determination is rendered on the merits of the matters submitted to the Designated Accounting Firm.
(vi)    If the Adjustment Amount, as finally determined in accordance with this Section 2.07(b), is a negative number, then Parent and the Securityholder Representative shall provide a joint written instruction to the Escrow Agent instructing it to distribute the amount of such Adjustment Amount as instructed by Parent rom the Escrow Fund. In the event there is an insufficient amount in the Escrow Fund to satisfy the Adjustment Amount, Parent shall be entitled to recover directly from the Joined Securityholder Indemnitors (in proportion to their respective Pro Rata Shares) any unsatisfied portion of the Adjustment Amount.
(vii)    If the Adjustment Amount, as finally determined in accordance with this Section 2.07(b), is a positive number, then Parent shall promptly pay or cause to be paid the Adjustment Amount in a combination of cash and Parent Stock (solely in the case of payments made to holders of shares of Company Capital Stock who were Accredited Investors in accordance with Section 2.04(a)(i)) to the Securityholders (in proportion to their respective pro rata allocation of the Aggregate Merger Consideration Value and with the allocation of the Adjustment Amount to Parent Stock and cash, as applicable, in the same proportion as the Parent Stock and cash paid to each holder of Company Capital Stock at Closing in accordance with Section 2.04(a)(i)).
(viii)    To the extent permitted under applicable Tax law, any amount paid to Company Stockholders pursuant to this Section 2.07(b) shall be treated as an adjustment to the Aggregate Merger Consideration Value for all Tax purposes.
Section 2.08    Payment of Aggregate Consideration.
(a)    Exchange Agent. Parent and the Company shall appoint Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator (the “Exchange Agent”) for the purpose of exchanging the Aggregate Stockholder Consideration, provided, that for the issuance of shares of Parent Stock, Parent may use Continental Stock Transfer & Trust Company for such purposes.
(b)    Exchange Procedures.
(i)    At the Effective Time, holders of certificates (whether physical or electronic) representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid physical certificate previously representing any of such shares of Company Capital Stock (a “Physical Company Stock Certificate”) is presented to the Surviving Company, Surviving Corporation or Parent in accordance with this Section 2.08, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.08.

|US-DOCS\123754940.16||

(ii)    As soon as commercially practicable after the Effective Time, the Exchange Agent shall mail to each Company Stockholder a letter of transmittal in substantially the form attached hereto as Exhibit I (the “Letter of Transmittal”, which shall include a customary affidavit of loss) at the address set forth opposite such Company Stockholder’s name in the Consideration Spreadsheet with instructions for use in surrendering Physical Company Stock Certificates for cancellation and acknowledging that electronically held certificates representing such Company Stockholder’s shares of Company Capital Stock (an “Electronic Company Stock Certificate”) will be cancelled in connection with the Closing, in each case, in exchange for the consideration payable in accordance with Section 2.04. After receipt by a Company Stockholder of (i) the Letter of Transmittal, (ii) the Joinder Agreement and (iii) in the case of any Company Stockholder receiving shares of Parent Stock in connection with the Merger, (A) the Investor Questionnaire and (B) the Selling Holder Questionnaire ((i)-(iii), together with any other required deliveries to the Exchange Agent in accordance with the instructions in the Letter of Transmittal, the “Exchange Documents”), such Company Stockholder will be required to surrender Physical Company Stock Certificate(s), acknowledge cancellation of Electronic Company Stock Certificate(s) and deliver to the Exchange Agent (as specified in the Letter of Transmittal) properly completed and validly executed Exchange Documents in order to receive such Company Stockholder’s applicable portion of the Aggregate Stockholder Consideration in accordance with Section 2.04. For the avoidance of doubt, unless required by Parent, a Company Stockholder need not to surrender the Physical Company Stock Certificate(s) to the Exchange Agent in order to receive the applicable consideration payable in accordance with Section 2.04 to which the holder is entitled, and upon valid completion and submission of a Letter of Transmittal (including via online submission), the underlying certificates covered by such Letter of Transmittal shall be deemed automatically surrendered.
(iii)    No later than five (5) full Business Days after surrender of all Physical Company Stock Certificates for cancellation and acknowledgement of cancellation of all Electronic Company Stock Certificates held by a Company Stockholder to the Exchange Agent, together with properly completed and validly executed Exchange Documents, Parent shall cause the Exchange Agent to pay to the holders of such Company Stock Certificate the shares of Parent Stock (which will be in book entry form) and any cash payments, as applicable, such Company Stockholder is entitled to receive pursuant to Section 2.04. If any Physical Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any consideration hereunder, require the owner of such lost, stolen or destroyed Physical Company Stock Certificate to provide an appropriate affidavit and indemnification agreement (and any bond which may be required by the Exchange Agent) as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Surviving Company with respect to such Physical Company Stock Certificate as a condition to payment.
(c)    Closing Payments.
(i)    As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall deliver (or cause to be delivered) to the Exchange Agent the aggregate cash consideration payable to the Company Stockholders in connection with the Closing pursuant to Section 2.04 by wire transfer of immediately available funds to the account designated in the Consideration Spreadsheet for such purpose.

|US-DOCS\123754940.16||

(ii)    As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall issue and deliver (or cause to be delivered) to the Exchange Agent the aggregate Per Accredited Share Closing Stock Consideration payable to the Accredited Investors pursuant to Section 2.04.
(iii)    As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall deposit (or cause to be deposited) the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to the account designated in the Consideration Spreadsheet for such purpose, with such amounts to be held and released by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement.
(iv)    As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall deposit (or cause to be deposited) the Securityholder Expense Fund with the Securityholder Representative by wire transfer of immediately available funds to the account designated in the Consideration Spreadsheet for such purpose.
(v)    As promptly as practicable after the Closing (but in any event on the Closing Date), Parent will pay (or cause to be paid), on behalf of the Company, all amounts required to be paid under (A) the Payoff Letters delivered pursuant to Section 5.07(c) in order to fully discharge the Covered Indebtedness thereunder and (B) Invoices delivered pursuant to Section 5.07(c) in order to fully discharge the amounts owed to Persons thereunder, in each case, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters and Invoices.
(vi)    As promptly as practicable after the Closing (but in any event on the Closing Date), Parent shall deliver (or cause to be delivered) to the Surviving Company the aggregate cash consideration payable to the Company Optionholders and the holders of Company Warrants in connection with the Closing pursuant to Section 2.06 by wire transfer of immediately available funds to the account designated in the Consideration Spreadsheet for such purpose.
(d)    Cap on Shares. Notwithstanding anything else to the contrary set forth in this Agreement, in no event shall the total number of shares of Parent Stock issuable hereunder as part of the Aggregate Stockholder Consideration and the Assumed Options exceed 19.9% of the total shares of common stock of Parent outstanding immediately prior to the Effective Time (not including any shares that are owned by Parent and without assuming the conversion or exercise of any options, warrants or other convertible securities) (the “Issued Share Threshold”). In the event that the terms of this Agreement would require Parent to issue shares of Parent Stock in an amount that would exceed the Issued Share Threshold (which would require Parent to obtain stockholder approval pursuant to Section 312.03(c) of the NYSE Manual), Parent shall have the right in its sole discretion to substitute cash for shares of Parent Stock (based on the Parent Stock Price).
Section 2.09    Escrow. Notwithstanding Section 2.04(a), the Escrow Amount shall be withheld by Parent from the consideration otherwise payable to such Company Stockholders. The Escrow Amount shall constitute partial security for any Adjustment Amount, as applicable, and the indemnification obligations of the Securityholder Indemnitors pursuant to Article 10. At the Closing, Parent, the Securityholder Representative and the Escrow Agent shall enter into the Escrow Agreement and Parent shall deposit the Escrow Amount with the Escrow Agent.
Section 2.10    Calculation of Consideration; No Fractional Shares. For purposes of calculating the aggregate amount of cash payable to each Company Stockholder and Company

|US-DOCS\123754940.16||

Optionholder and shares of Parent Stock issuable to each Company Stockholder pursuant to Section 2.04, (a) the consideration payable in respect of shares of Company Capital Stock held by each such Company Stockholder shall be calculated on a certificate-by-certificate basis, (b) the consideration payable in respect of Company Options shall be calculated on a grant-by-grant basis, (c) the amount of cash to be paid to each Company Stockholder for each Physical Company Stock Certificate and/or Electronic Company Stock Certificate shall be rounded down to the nearest whole cent and (d) the number of shares of Parent Stock to be issued to each applicable Company Stockholder in exchange for each Physical Company Stock Certificate and/or Electronic Company Stock Certificate shall be rounded down to the nearest whole number (without any consideration payable in connection therewith).
Section 2.11    Withholding Rights. Each of Parent, Merger Sub, Merger Sub II, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Securityholder or former Securityholder or other Person pursuant to this Agreement such amounts as Parent, Merger Sub, the Exchange Agent or the Surviving Corporation, as the case may be, is required to deduct or withhold therefrom under the Code, or any Applicable Law, with respect to the making of such payment; provided, however, that prior to any such deduction or withholding (other than with respect to any compensatory payment subject to payroll withholding) Parent, Merger Sub, the Exchange Agent or the Surviving Corporation, as applicable, shall use commercially reasonable efforts to notify the Securityholder Representative, former Securityholder or other Person, as applicable, and the Parties shall cooperate in good faith to reduce or eliminate any such deduction or withholding. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid.
Section 2.12    Dissenting Shares.
(a)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then, in such case, any share of Company Capital Stock that, as of the Effective Time, is held by a Company Stockholder that has validly exercised appraisal rights under Section 262 of the DGCL shall not be converted into or represent the right to receive the consideration set forth in Section 2.04(a), and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such share as a share carrying appraisal rights or a “dissenting share” shall not be perfected or shall be withdrawn, or if any such share shall lose its status as a share carrying appraisal rights or as a “dissenting share,” then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the consideration set forth in Section 2.04(a), without any interest thereon.
(b)    The Company shall give Parent (i) prompt notice and a copy of any written demand received by the Company prior to the Effective Time to require payment for shares of Company Capital Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer (which consent shall not be unreasonably conditioned, withheld or delayed).

|US-DOCS\123754940.16||

Section 2.13    Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Surviving Company, as applicable, with full right, title and possession of and to all rights and property of the Acquired Companies, the officers and directors (or equivalent) of the Surviving Company, Surviving Corporation and Parent shall be fully authorized (in the name of the Surviving Company, Surviving Corporation or Parent, as applicable) to take such action.
Section 2.14    Equitable Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Parent Stock (including the Parent Stock Price) or Company Capital Stock or the number of shares of Parent Stock or Company Capital Stock, as the case may be, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 1.02(k), except as set forth in the Company Disclosure Schedule, as of the date hereof and as of the Closing Date, the Company hereby represents and warrants to Parent, Merger Sub and Merger Sub II:
Section 3.01    Corporate Existence and Power.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of the other Acquired Companies has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Acquired Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Acquired Companies to be so qualified or in good standing, would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Section 3.01(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than the Subsidiaries listed on Section 3.01(b) of the Company Disclosure Schedule and the Company owns directly or indirectly all of the issued and outstanding shares of capital stock of its Subsidiaries. No Acquired Company is a participant in any joint venture, partnership or similar arrangement. No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

|US-DOCS\123754940.16||

(c)    The Company has made available to Parent accurate and true copies of: (i) the Company Charter and the Company Bylaws, including all amendments thereto, and the equivalent constituent documents, including all amendments thereto, of each of the other Acquired Companies, (ii) the stock records of the Company and the equivalent equity ownership records of each other Acquired Company, and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company’s stockholders, the Company Board of Directors and all committees thereof and the equivalent records of each other Acquired Company, in each case, readily available to the Company (all such documents listed in (i), (ii) and (iii), the “Governing Documents”). To the Knowledge of the Company, no Acquired Company is in default under or in violation of any Governing Document.
Section 3.02    Corporate Authorization.
(a)    The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other Parties to this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    At a meeting duly called and held, or via unanimous written board consent, the Company Board of Directors has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the Transactions and (iii) resolved to recommend adoption of this Agreement and approval of the Merger and the other Transactions by the stockholders of the Company (the “Company Board Recommendation”).
(c)    The Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and thereby approve the Merger and the other Transactions.
Section 3.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, and (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws.
Section 3.04    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the Merger and the other Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Governing Documents, (b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, or (c) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, result in a breach of, constitute a default, or an

|US-DOCS\123754940.16||

event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Material Contract binding upon any Acquired Company, or under which any of the assets of such Acquired Company is bound or affected, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of any Acquired Company.
Section 3.05    Capitalization.
(a)    The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 4,978,734 shares of Preferred Stock, of which 4,266,475 are designated as Series A Preferred Stock, 603,896 shares are designated as Series A-1 Preferred Stock, and 108,363 shares are designated as Series A-2 Preferred Stock. As of the date of this Agreement, there are outstanding 5,607,452 shares of Company Common Stock, 4,183,769 shares of Series A Preferred Stock, 498,546 shares of Series A-1 Preferred Stock, and 108,363 shares of Series A-2 Preferred Stock. As of the date of this Agreement, (i) under the 2010 Plan, there are outstanding Company Options to purchase an aggregate of 650,320 shares of Company Common Stock (of which Company Options to purchase an aggregate of 571,572 shares of Company Common Stock are exercisable); and (ii) under the 2020 Plan, there are outstanding Company Options to purchase an aggregate of 739,240 shares of Company Common Stock (of which Company Options to purchase an aggregate of 573,358 shares of Company Common Stock are exercisable). Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding share of Company Capital Stock as of the date of this Agreement, including the holder thereof. All outstanding shares of Company Capital Stock have been, and all shares or Company Capital Stock that may be issued pursuant to the exercise of Company Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or when issued will be, fully paid and nonassessable.
(b)    As of the date of this Agreement, the Company has reserved 2,400,000 shares of Company Common Stock for issuance pursuant to the Company Equity Incentive Plans, of which 1,406,401 shares of Company Common Stock are reserved under the 2010 Plan and 993,599 shares of Company Common Stock are reserved under the 2020 Plan. There are no shares of Company Capital Stock that remain subject to vesting or forfeiture restrictions. Section 3.05(b) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Option, including: (A) the holder, (B) the date of grant, (C) the number and type of shares of Company Capital Stock subject to such Company Option as of the date of this Agreement, (D) the applicable exercise price per share of Company Capital Stock, (D) the vesting schedule (including the number of vested and unvested shares of Company Capital Stock subject to such Company as of the date of this Agreement), (F) whether such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code, (G) the date on which such Company Option expires and (H) any accelerated vesting provisions (including whether the Company Options provides for the vesting of such Company Option in connection with the Merger or any other Transactions). All Company Options were granted under the Company Equity Incentive Plans. Accurate and complete copies of the standard agreement evidencing Company Options and each agreement evidencing a Company Option that does not conform to the standard agreement have been made available to Parent. All Company Options have been granted in compliance with Applicable Law, the terms of the Company Equity Incentive Plans and all requirements set forth in applicable Contracts. Each Company Option may, by its terms, be treated at the Effective Time as set forth in Section 2.05.

|US-DOCS\123754940.16||

(c)    Section 3.05(c) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Warrant, including: (i) the holder, (ii) the date of issuance and expiration date, (iii) the number and type of shares of Company Capital Stock subject to such Company Warrant at the time of issuance, (iv) the number and type of shares of Company Capital Stock subject to such Company Warrant as of the date of this Agreement, (v) the applicable exercise price per share of Company Capital Stock and (vi) the number and type of shares of Company Capital Stock to be issued as of immediately prior to the Closing pursuant to the terms of such Company Warrant in connection with the Merger. A true, correct and complete copy of each Company Warrant has been provided to Parent, and the Company Warrants have not been amended or supplemented since being provided to Parent, and there are no Contracts providing for amendment or supplement of the Company Warrants. All Company Warrants have been granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. The terms of the Company Warrants permit the treatment of Company Warrants as provided herein, without notice to, or the consent or approval of, the holders of such Company Warrants or any other Person. The Merger shall constitute an Exit Event under the terms of each Company Warrant.
(d)    Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, Section 3.05(b) of the Company Disclosure Schedule, Section 3.05(c) of the Company Disclosure Schedule and for changes since the date of this Agreement resulting from the exercise of Company Options or Company Warrants outstanding on such date (in each case, in accordance with their respective terms as in effect on the date of this Agreement), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). Each share of each series of Preferred Stock shall be treated for purposes of the Merger and this Agreement as if all holders of such series had converted such holder’s shares of such series into shares of Company Common Stock on a one-for-one basis immediately prior to the Effective Time.
(e)    Except as set forth on Section 3.05(b) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of any Acquired Company to which any Acquired Company is a party, or by which it is bound, obligating any Acquired Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of any Acquired Company, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Acquired Company and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which any Acquired Company is a party with respect to the governance of any Acquired Company or the voting or transfer of any shares of capital stock of any Acquired Company.
(f)    All outstanding shares of Company Capital Stock have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.
(g)    The Consideration Spreadsheet will be accurate and complete in all respects as of the Effective Time.

|US-DOCS\123754940.16||

Section 3.06    Financial Statements.
(a)    The Company has delivered to Parent the Company’s unaudited consolidated balance sheets of the Acquired Companies as of December 31, 2019 and December 31, 2018 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years then ended, and the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2020 and April 30, 2021 and the related unaudited consolidated interim statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2020 and the four months ended April 30, 2021 (collectively, the “Financial Statements”).
(b)    The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the case of unaudited interim period financial statements, to the absence of notes, and normal year-end audit adjustments, none of which individually or in the aggregate will be material), and (iv) fairly present, in all material respects, the financial position of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of notes, and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).
(c)    Except as set forth on Section 3.06(c) of the Company Disclosure Schedule, all accounts receivable, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts receivable, notes receivable and other receivables arising from or otherwise relating to the business of the Acquired Companies as of the Closing Date will be, valid, genuine, arm’s length obligations for the provision of goods or services generated in the ordinary course of business, prepared in accordance with GAAP and adequately and appropriately reserved in accordance with GAAP and (to the Knowledge of the Company) fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.
(d)    Section 3.06(d) of the Company Disclosure Schedule sets forth an accurate and complete list of all Indebtedness of the Acquired Companies as of the date of this Agreement, and sets forth the aggregate amount of cash (identifying any Restricted Cash) held by the Acquired Companies as of the close of business on the Business Day prior to the date of this Agreement.
(e)    The books of account and other financial records of the Acquired Companies have been kept in the ordinary course of business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Acquired Companies have been properly recorded therein in all material respects.
Section 3.07    Absence of Certain Changes. Between the Balance Sheet Date and the date of this Agreement:
(a)    the business of the Acquired Companies has been conducted in the ordinary course of business consistent with past practices;

|US-DOCS\123754940.16||

(b)    there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(c)    no Acquired Company has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 5.01(b).
Section 3.08    No Undisclosed Liabilities. None of the Acquired Companies has any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, other than:
(a)    specifically set forth and adequately reflected or reserved for on the Balance Sheet or any Financial Statement (or in the notes thereto any of the foregoing);
(b)    incurred in the ordinary course of business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount;
(c)    arising under this Agreement or in connection with the Transactions; or
(d)    as set forth on Section 3.08 of the Company Disclosure Schedule.
Section 3.09    Material Contracts.
(a)    Except as set forth on Section 3.09(a) of the Company Disclosure Schedule, no Acquired Company is a party to or bound by any of the following (a Contract, whether written or oral, responsive to any of the following categories being herein referred to as a “Material Contract”):
(i)    any lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts (including any Real Property Lease) affecting the ownership of, leasing of, title to, use of, or any leasehold interest in property (whether real or personal property) providing for individual annual payments in excess of $100,000;
(ii)    any Contract pursuant to which any Intellectual Property Right or Intellectual Property currently used or held for use by an Acquired Company is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company, other than (A) Contracts for Generally Available Software or Open Source Software; (B) any non-exclusive license from a vendor or supplier that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (1) a sales or marketing Contract that includes an incidental license to use the trademarks of the applicable third party for the purposes of advertising and selling the Company Products during the term of and in accordance with such Contract; or (2) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property Rights; and (C) customer Contracts entered into in the ordinary course of business that includes a license to use the Intellectual Property of such customer for the purpose of providing services to such customer;
(iii)    any Contract pursuant to which (A) any material Intellectual Property Right or Intellectual Property owned by an Acquired Company is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third

|US-DOCS\123754940.16||

party by any Acquired Company, (B) Acquired Company has agreed not to enforce any Intellectual Property Right against any third party, including any Contract contemplating the provision or release (whether contingent or otherwise) of any source code to any Software that constitutes Company IP to any Person, other than (A) non-exclusive licenses granted to any contractor or vendor of any of the Acquired Companies solely for use in by the contractor or vendor in the performance of such contractor or vendor’s services for any of the Acquired Companies; and (B) customer Contracts entered into in the ordinary course of business that permits any Acquired Company to provide the customer’s Intellectual Property to third parties for the purpose of providing digital advertising services to such customer and/or in which any Acquired Company produces digital advertising creative to such customer;
(iv)    any Contract imposing any material restriction on any Acquired Company’s right or ability, or, after the Effective Time, the right or ability of Parent, the Surviving Corporation or any of their respective Affiliates (A) to compete in any line of business or market with any Person or in any area or which would so limit the freedom of Parent or the Surviving Corporation or any of their respective Affiliates after the Closing Date (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or any Intellectual Property, Intellectual Property Right or other asset of any Acquired Company), (B) to acquire any product, service, Intellectual Property, Intellectual Property Right or other asset from any other Person, to sell any product, service, Intellectual Property, Intellectual Property Right or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person (other than ordinary course non-solicitation of employees), or (C) to develop Intellectual Property or distribute any Company IP;
(v)    any Contract for the lease, purchase, sale or use of materials, supplies, goods, services, equipment or other assets providing for either (A) payments by any Acquired Company of $100,000 or more or (B) aggregate payments by any Acquired Company of $250,000 or more;
(vi)    any Contract with any Governmental Authority;
(vii)    any Contract providing for “most favored customer” terms or similar terms, including with respect to pricing;
(viii)    any Contract which contains minimum payment obligations or performance guarantees, in each case, by an Acquired Company (but excluding service level agreements entered into in the ordinary course of business consistent with past practice);
(ix)    any partnership, joint venture or similar Contract, including any Contract providing for the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing or distribution;
(x)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2018 or pursuant to which any Acquired Company has any current or future rights or obligations;
(xi)    any Contract relating to the sale of any assets of any Acquired Company since January 1, 2018, in each case for consideration in excess of $100,000 (other than sales or dispositions of assets in the ordinary course of business consistent with past practice);

|US-DOCS\123754940.16||

(xii)    any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing), including the creation of any Lien with respect to any asset of any Acquired Company in excess of $250,000;
(xiii)    any Contract relating to the acquisition, issuance or transfer of any Company Securities (excluding award agreements for Company Equity Incentive Plans and exercise agreements on the Company’s standard form) with unperformed or continuing obligations by any party thereto;
(xiv)    each Contract relating to the voting of, and any other rights or obligations of a holder of, Company Capital Stock or any equity interests of any Subsidiary of the Company;
(xv)    any Contract under which (A) any Person has directly or indirectly guaranteed any Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);
(xvi)    any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice pursuant to the Acquired Company’s standard form agreement, as made available to Parent);
(xvii)    any Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Person (other than offer letters, employment agreements, individual consulting agreements, individual contracting agreements and option agreements entered into in the ordinary course of business consistent with past practice);
(xviii)    any employment, severance, retention, change-in-control, bonus or other Contract with any current or former Service Provider (A) that provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the Transactions, (B) that provides for severance, termination or notice payments or benefits upon a termination of the applicable Service Provider’s employment or other service with any Acquired Company or (C) that cannot be terminated by any Acquired Company at-will, at any time and for any reason, without more than thirty (30) days’ notice or liability on the part of any Acquired Company;
(xix)    any collective bargaining agreement or other Contract with any labor union, works council or other labor organization;
(xx)    any Contract to which any Acquired Company is a party, on the one hand, and another Acquired Company, on the other hand, is a party;
(xxi)    any Contract relating to the settlement of any Proceeding (other than any such Contracts entered into with former employees of the Company (other than officers or directors) in the ordinary course of business consistent with past practice in connection with the termination of such former employee’s employment with the Acquired Companies and pursuant to which no Acquired Company has any continuing payment or other material obligations thereunder); and

|US-DOCS\123754940.16||

(xxii)    any other Contract not made in the ordinary course of business that is material to any Acquired Company.
(b)    The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto.
(c)    (i) Each Material Contract is a valid and binding agreement of the Acquired Company party thereto and is in full force and effect, (ii) each Acquired Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) no Acquired Company is, and, to the Knowledge of the Company, no other party thereto is, in default or breach in any material respect under the terms of any Material Contract, and, (iv) as of the date of this Agreement, the Company has not received, and to the Knowledge of the Company, no Acquired Company has received any written notice or other communication regarding violation or breach of, or default under, or the cancellation or termination of any Material Contract and no Acquired Company nor, to the Knowledge of the Company, any other party currently contemplates any termination, material amendment or material change to any Material Contract.
Section 3.10    Compliance with Applicable Laws.
(a)    Each Acquired Company is, and has at all times since January 1, 2018 been, in material compliance with, and to the Knowledge of the Company no Acquired Company is, and at no time since January 1, 2018 has any Acquired Company been, under investigation with respect to or threatened in writing to be charged with or given written notice of any violation of, Applicable Law. Since January 1, 2018, the Company has not, and, to the Knowledge of the Company no Acquired Company has, received any written notice from any Governmental Authority to the effect that any Acquired Company is not in compliance, in any material respect, with any Applicable Law. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of any Applicable Law by any Acquired Company.
(b)    Each Acquired Company is, and has at all times since January 1, 2018 been, in material compliance with (i) all applicable trade control, export, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including: the Export Control Reform Act of 2018 and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations, the International Emergency Economic Powers Act, Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), (ii) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law, and (iii) all applicable Sanctions (collectively, “Trade Controls”).
(c)    Without limiting the foregoing:
(i)    No Acquired Company is required by any Trade Controls to obtain export licenses or other approvals for the export, reexport, or transfer of its products, services, Intellectual Property or technologies from the United States or other countries, as applicable;
(ii)    there are no pending or, to the Knowledge of the Company, threatened claims or investigations of potential violations against any Acquired Company with respect to Export Laws, any Acquired Company’s export activity, or licenses or other approvals; and

|US-DOCS\123754940.16||

(iii)    to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions that may give rise to any future claims.
(d)    Since January 1, 2018, neither any Acquired Company, nor any director, manager, officer, or employee of any Acquired Company, (i) has been a Sanctioned Person, (ii) has engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person, or (iii) has engaged in a transaction, dealing, or activity that might reasonably be expected to cause such Person to become a Sanctioned Person.
(e)    Since January 1, 2018, none of the Acquired Companies, nor any director, manager, officer, employee, or any distributor, reseller, consultant, agent or other third party acting on behalf of any Acquired Company (each a “Company Representative”), have provided, attempted to provide, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official,” as defined by the FCPA, which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, or any individual employed by or working on behalf of a public international organization for the purpose of corruptly (i) obtaining or retaining business for or with, or directing business to, any person; (ii) influencing any act or decision of a foreign government official in his or her official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of his/her lawful duties; (iv) securing any improper advantage in violation of the Anti-Corruption Laws. None of the Acquired Companies, nor any Company Representatives, have used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any documents of the Acquired Companies. None of the Acquired Companies have made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the Anti-Corruption Laws. None of the Acquired Companies have conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with the Anti-Corruption Laws. Upon request, the Company agrees to provide Parent with anticorruption law certifications and agree to permit access to applicable books and records. The Acquired Companies have maintained and enforced policies and procedures reasonably designed to ensure compliance by the Acquired Companies and its Representatives with the Anti-Corruption Laws.
(f)    Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2018 has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.
(g)    No Acquired Company has applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, except as fully-forgiven prior to the date hereof.
Section 3.11    Litigation.
(a)    There is no pending Proceeding and, to the Knowledge of the Company, since January 1, 2018, no Person has threatened in writing to commence any Proceeding: (i) that involves any Acquired Company, any of the assets owned or used by any Acquired Company or any Person for which any

|US-DOCS\123754940.16||

Acquired Company has assumed or retained such Person’s Liability, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.
(b)    Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, there is (i) no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any respect the ability of any Acquired Company to conduct its business, and (ii) to the Knowledge of the Company, no officer or other employee of any Acquired Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.
Section 3.12    Real Property.
(a)    The Acquired Companies do not own any real property. No Acquired Company is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein. Each Acquired Company has a good and valid leasehold, license or other similarly applicable interest in each parcel of real property leased, subleased, licensed or otherwise used or occupied by such Acquired Company (the “Leased Real Property”). Section 3.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of each item of Leased Real Property, including the street address of the Leased Real Property and the name of the third party lessor thereof.
(b)    Section 3.12(b) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Leased Real Property (each, a “Real Property Lease”).
(c)    The Leased Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received any written notice of a material violation of any Real Property Lease and, since the date that is twelve (12) months prior to the date of this Agreement, no Acquired Company has received any written notice of a material violation of any ordinance, regulation or building, zoning or other similar law with respect to the Leased Real Property. No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Leased Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Leased Real Property. Each Acquired Company has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto.
Section 3.13    Properties.
(a)    Each of the Acquired Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all material property and material assets (whether real, personal, tangible or intangible or mixed) used or leased for use by such Acquired Company in connection with the conduct of its business as of the date hereof. None of such owned property or assets is subject to any material Lien, except:
(i)    Liens disclosed on the Balance Sheet;

|US-DOCS\123754940.16||

(ii)    Liens for Taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet); or
(iii)    Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i) through (iii) of this Section 3.13(a) are, collectively, the “Permitted Liens”).
(b)    There are no developments affecting any such property or assets pending or, to the Knowledge of the Company, threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a material default.
(c)    The equipment and other tangible personal property owned by each Acquired Company has no material defects, is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry and relevant geographic location (giving due account to the age and length of use of such equipment, ordinary wear and tear excepted) and is adequate and suitable for its present uses.
(d)    The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Acquired Companies and are adequate to conduct such business as currently conducted in all material respects.
Section 3.14    Intellectual Property.
(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each Company Product.
(b)    Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) all unregistered trademarks used in connection with any Company Product and any product or service currently under development by any Acquired Company. The Company has made available to Parent complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.
(c)    All Company IP is valid, subsisting, and to the Knowledge of the Acquired Companies, enforceable. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all Applicable Laws. No application for, or registration with respect to, any Registered IP that is Company IP has been abandoned, allowed to lapse, or rejected. Section 3.14(c) of the Company Disclosure Schedule sets forth a complete and accurate list of each filing, payment, and action that must be made or taken on or before the date that is ninety (90)

|US-DOCS\123754940.16||

days after the Closing Date in order to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP.
(d)    No interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or since January 1, 2018 has been, pending or threatened in which the scope, validity, or enforceability of any Company IP is being or has been contested or challenged and, to the Knowledge of the Acquired Companies, there is no basis for a claim that any Company IP is invalid or unenforceable.
(e)    No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world. No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP, or any Intellectual Property or Intellectual Property Rights licensed to any Acquired Company, to any Person, and no third Person has ownership rights in any improvements, modifications or derivative works of any Company IP.
(f)    The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than licenses granted pursuant to the Contracts listed in Section 3.09(a)(v) of the Company Disclosure Schedule and non-exclusive licenses granted to any contractor or vendor of any of the Acquired Companies solely for use in by the contractor or vendor in the performance of such contractor or vendor’s services for any of the Acquired Companies). The Company IP, together with the Intellectual Property and Intellectual Property Rights licensed to the Acquired Companies under the Contracts listed in Section 3.09(a)(iv) of the Company Disclosure Schedule and Generally Available Software licensed to the Acquired Companies, and other publicly available Intellectual Property constitute all the material Intellectual Property and material Intellectual Property Rights used or held for use in the conduct of the business of the Acquired Companies as currently conducted, and there is no other Intellectual Property that is material to or necessary for the operation of the business of the Acquired companies as currently conducted.
(g)    No Person who has licensed Intellectual Property or Intellectual Property Rights to any Acquired Company has ownership rights or license rights to derivative works or improvements made by or on behalf of any Acquired Company related to such Intellectual Property or Intellectual Property Rights.
(h)    Except as set forth on Section 3.14(h) of the Company Disclosure Schedules, each Person who is or was an employee, officer, director or contractor of any Acquired Company and who is or was engaged by an Acquired Company or its agent to design, create or otherwise develop any material Intellectual Property or Intellectual Property Rights owned by or on behalf of any Acquired Company has signed a valid and enforceable agreement containing an irrevocable assignment to the applicable Acquired Company of all such Intellectual Property and Intellectual Property Rights. No current or former shareholder, officer, director, or employee of any Acquired Company has any claim, right (whether or not currently exercisable), or interest to or in any material Intellectual Property or material Intellectual Property Rights owned by any Acquired Company. To the Knowledge of the Acquired Companies, no employee of any Acquired Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Acquired Company or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property, Intellectual Property Rights or confidentiality.

|US-DOCS\123754940.16||

(i)    No Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.14(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, and the Company has made available to Parent a complete and accurate copy of, each letter or other written or electronic communication, correspondence or other communication (in writing or otherwise) that has been sent or otherwise delivered or communicated to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
(j)    No Acquired Company, Company Product or Company IP has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person. As of the date of this Agreement, no infringement, misappropriation, or similar claim or Proceeding related to any Intellectual Property Right of another Person is pending or threatened against any Acquired Company or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding. Since January 1, 2018, no Acquired Company has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any notice or communication inviting an Acquired Company to take a license under any Intellectual Property Right.
(k)    Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any material Company IP, (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 3.09(a)(iv) or Section 3.09(a)(v) of the Company Disclosure Schedule, (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company IP.
(l)    None of the Company Products (i) contains any bug, defect, or error that materially affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product.
(m)    To the Knowledge of the Acquired Companies, no Company Product contains any “back door,” “vulnerability,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements commercially reasonable measures to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

|US-DOCS\123754940.16||

(n)    No source code for any Company Product has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Acquired Company who needs such source code to perform his or her job duties. No Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Product to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Product to any other Person.
(o)    Section 3.14(o) of the Company Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, or combined with any Company Product, which list specifies (i) the Contract under which each such item of Open Source Software has been licensed to the applicable Acquired Company, (ii) whether such item of Open Source Software has been modified by any Acquired Company and (iii) whether such item of Open Source Software is or was distributed by an Acquired Company. With respect to Open Source Software that is or has been used by an Acquired Company in any way, the Acquired Company has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Software, including attribution and copyright notice requirements.
(p)    No Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for a Company Product or portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or portions thereof (C) licensing or otherwise distributing or making available a Company Product or portion thereof for a nominal or otherwise limited fee or charge or (D) granting any Intellectual Property Rights to any Company Product to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license, distribute or charge for any Company Product or any Intellectual Property or Intellectual Property Rights therein.
(q)    No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP. The Company is not a party to any Contract with any Governmental Authority that grants to such Governmental Authority any right or license with respect to any Company IP.
(r)    No Acquired Company is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Company IP, or to the Knowledge of the Company, any Intellectual Property Rights exclusively licensed to an Acquired Company, or to refrain from enforcing any Company IP.
Section 3.15    Information Technology. The information technology systems used by the Acquired Companies (“IT Systems”) are designed, implemented, operated and maintained in accordance with standards and practices reasonable for entities operating businesses similar to the business of the Acquired Companies, including with respect to reliability and security.  Without limiting the foregoing, (a) each Acquired Company has taken reasonable steps and implemented reasonable procedures to protect its IT Systems from Malicious Code, and (b) each Acquired Company has in effect industry standard

|US-DOCS\123754940.16||

disaster recovery and backup plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the security and the integrity of its IT Systems.  To the Company’s Knowledge, there have been no material unauthorized intrusions, compromises, unauthorized leakages or disclosures of Personal Information or other confidential information Processed on, or breaches of security with respect to the IT Systems. Each Acquired Company has taken commercially reasonable steps to implement security patches or upgrades that are generally available for the IT Systems.
Section 3.16    Privacy.
(a)    The Acquired Companies’ privacy policies, any other terms and public statements applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals by the Acquired Companies or their agents (the “Privacy Policies”) are prominently posted to each of the Acquired Company websites, mobile applications, and published or otherwise made available in connection with any Company Products and on any other mechanism through which an Acquired Company collects Personal Information. Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list (and includes true, complete and accurate copies) of: (i) all Privacy Policies that are or were in effect at any time, including information setting forth the time period during which each such Privacy Policy was in effect and the mechanism used to update individuals to any revisions or updates made to the Privacy Policies, and (ii) all past and present internal policies, notices, and all public statements concerning the privacy, security, or Processing of Personal Information by the Acquired Companies (collectively with the Privacy Policies, the “Company Privacy and Data Security Policies”). No disclosure or representation made or contained in any Company Privacy and Data Security Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws (including by containing any omission or implication), and the practices of the Company with respect to the Processing of Personal Information conform, and at all times have conformed, to the Company Privacy and Data Security Policies that govern the use of such Personal Information.
(b)    Each Acquired Company’s data, privacy, and security practices comply, and at all times have complied, with: (i) the Company Privacy and Data Security Policies, (ii) all obligations or restrictions concerning the privacy, security, or Processing of Personal Information under any Contract to which such Acquired Company is a party or otherwise bound as of the date hereof, (iii) the Privacy Laws, and (iv) any applicable published standard by which any Acquired Company is bound (including, if applicable, the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection) that pertains to privacy or restrictions or obligations related to the Processing of Personal Information or direct marketing to consumers or consumer protection (collectively, “Privacy Commitments”).
(c)    Each Acquired Company, and has taken commercially reasonable measures to ensure that each Processor of Personal Information for or on behalf of such Acquired Company has, has used commercially reasonable and at a minimum industry-standard measures, plans, procedures, controls, and programs, including written information security programs to: (i) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control, (ii) implement, monitor, and improve adequate and effective administrative, technical, logical and physical safeguards to protect such Personal Information and the operation, integrity, and security of its Software, systems, applications, and websites involved in the Processing of Personal Information and (iii) provide prompt notification in compliance with the Privacy Laws in the case of any Security Incident (as such capitalized term is defined below). Such security measures are consistent with and have conformed to all Privacy Commitments.

|US-DOCS\123754940.16||

(d)    Each Acquired Company has conducted, or retained a third party to conduct on its behalf, regular and periodic security risk assessments and privacy impact assessments, in each case at least to the extent required by Privacy Commitments and including but not limited to penetration testing and testing of new software or cloud based services, in each case at least to the extent required by Privacy Commitments. Such security risk assessments include consideration of risks in each area of relevant operation, including, but not limited to: (i) employee training and management, including in secure engineering and defensive programming, (ii) product design, development and research, (iii) secure software design, development, and testing, (iv) review, assessment, and response to prior security vulnerability reports and (v) prevention, detection, and response to attacks, intrusions, or systems failures. Each Acquired Company has addressed and remediated all material threats and deficiencies identified in each such assessment and retained records of such assessments.
(e)    The execution, delivery, or performance of this Agreement and/or the consummation of any of the Transactions do not and will not: (i) violate any Privacy Commitment or (ii) require the consent of or notice to any Person concerning Personal Information.
(f)    Each Acquired Company has confidentiality agreements in place with all Affiliates, vendors or other Persons whose relationship with such Acquired Company involves the Processing of Personal Information on behalf of such Acquired Company, which agreements require such Persons to protect such Personal Information in a manner consistent with such Acquired Company’s obligations in and compliance with each Privacy Commitment.
(g)    Each Acquired Company has entered into data Processing agreements with Processors that meet the requirements under Privacy Laws in all material respects.
(h)    No Acquired Company has transferred or permitted the transfer of Personal Information originating in the EU or the United Kingdom outside of the EU or the United Kingdom, except where such transfers have complied with the requirements of Privacy Commitments.
(i)    No Personal Information or Sensitive Information in the possession or control of the Acquired Companies, or held or Processed by any vendor, processor, or other third party for or on behalf of the Acquired Companies, has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing (a “Security Incident”). The Acquired Companies have not notified and there have been no facts or circumstances that would require the Acquired Companies to notify, any Governmental Authority or other Person of any Security Incident.
(j)    No Acquired Company has received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, Proceeding, investigation, enforcement action (including any fines or other sanctions), or other action relating to, any actual, alleged, or suspected Security Incident, violation of any Privacy Law or other Privacy Commitment involving Personal Information or Sensitive Information in the possession or control of any Acquired Company, or held or Processed by any vendor, Processor, or other third party for or on behalf of any Acquired Company. To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to such a complaint, Proceeding or claim insofar as the same relate to each Acquired Company. There are no outstanding or unsatisfied requests by individuals to exercise their rights under Privacy Laws, including rights to access, rectify or delete Personal Information that have not been or are not being handled promptly and in accordance with Privacy Laws.

|US-DOCS\123754940.16||

Section 3.17    Insurance Coverage. The Company has made available to Parent a list of, and accurate and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect. Other than claims made in the ordinary course, there are no pending material claims under any such policies or bonds, including any claims for loss or damage to the properties, assets or business of the Acquired Companies. There is no material claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. The Company has no Knowledge of any actual or threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.
Section 3.18    Licenses and Permits. The Acquired Companies have, and at all times since January 1, 2018 have had, all material licenses, permits, qualifications, accreditations, approvals, and authorizations of any Governmental Authority (collectively, the “Permits”). The Acquired Companies have made all necessary filings required under Applicable Law, necessary to conduct the business of the Acquired Companies, except where the failure to possess such Permit would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Each Acquired Company is in compliance with each such Permit, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Since January 1, 2018, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any material term or requirement of any material Permit.
Section 3.19    Tax Matters.
(a)    Each Acquired Company has filed with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by all Acquired Companies (whether or not shown on any Tax Returns) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Governmental Authority in writing in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxation by that jurisdiction.
(b)    The unpaid Taxes of the Acquired Companies did not, as of the Balance Sheet Date, materially exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no Acquired Company has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c)    No deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed by any Governmental Authority for any open Tax year. There are no pending or threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of any Acquired Company. The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign Tax Returns of each Acquired Company (and any

|US-DOCS\123754940.16||

predecessor thereof) for all taxable years ending on or after January 1, 2018. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
(d)    There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable). or being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded in accordance with GAAP
(e)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale on or prior to the Closing Date, (ii) any accounting method change or agreement with any Governmental Authority implemented or entered into on or prior to the Closing Date, (iii) the use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing Date, (iv) any prepaid amount or deferred revenue received on or prior to the Closing, other than deferred revenue reflected on the Financial Statements or amounts accrued in the ordinary course of business since the Balance Sheet Date, or (v) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law). No Acquired Company has made an election under Section 965(h) of the Code.
(f)    No Acquired Company (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(g)    No Acquired Company is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.
(h)    No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for customary commercial agreements the principal purpose of which is not Taxes).
(i)    No Acquired Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(j)    No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). No Acquired Company has Liability for the Taxes of any Person (except for Liabilities for Taxes (i) pursuant to customary commercial agreements the principal purpose of which is not Taxes or (ii) for any other Acquired Company).
(k)    Each Acquired Company has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Service Provider, creditor, Securityholders of such Acquired Company or other Person.
(l)    Within the past two (2) years, no Acquired Company has been a party to any transaction intended to qualify under Section 355 of the Code. Each Acquired Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and

|US-DOCS\123754940.16||

maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between the Company and its Subsidiaries.
(m)    Section 3.19(m)of the Company Disclosure Schedule sets forth the entity classification for U.S. federal income tax purposes of each Acquired Company.
(n)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event, whether contingent or otherwise), will give rise directly or indirectly to the payment of any amount that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which the Company is bound to compensate or reimburse any Person for excise taxes paid pursuant to Section 4999 of the Code.
(o)    With respect to any such nonqualified deferred compensation plan listed in Section 3.19(o) of the Company Disclosure Schedule, (i) such plan has materially complied and continues to materially comply in form and operation with Section 409A of the Code and the guidance issued thereunder and (ii) the transaction contemplated by this Agreement will not result in any material adverse tax consequences to the participants in such plan as the result of Section 409A of the Code (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).
(p)    The Acquired Companies have applied for and obtained forgiveness for all indebtedness incurred in connection with the Paycheck Protection Program under the CARES Act in a manner that complies with all Applicable Law with respect to the Paycheck Protection Program and the CARES Act.
Section 3.20    Employees and Employee Benefit Plans.
(a)    Section 3.20(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the names, titles, hire dates, annual base salary or hourly wage rate, as applicable, commission, bonus or other cash incentive opportunity of all Service Providers as of the date of this Agreement, including their principal work location, leave status, status as exempt or non-exempt from the application of state and federal wage and hour laws applicable to employees, and status as employee or non-employee. The services provided by each such Service Provider are terminable at the will of the applicable Acquired Company without the incurrence of any Liability other than, with respect to employees, the requirement to provide access to continuing health care pursuant to Applicable Law. No Service Provider has informed any Acquired Company in writing of any plan to terminate employment with or services for the applicable Acquired Company, and, to the Knowledge of the Company, no Key Employee has any plans to terminate employment with or services for the applicable Acquired Company.
(b)    Section 3.20(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, termination, severance or similar Contract, plan, policy, program or arrangement, (iii) each other material plan, policy, agreement, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit or other stock- or equity-related rights, incentive or deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, adoption, dependent or employee assistance, disability or sick leave benefits, cafeteria, flex spending, tuition, retention, transaction, change in control payments, savings, pension, post-employment, retirement or other welfare

|US-DOCS\123754940.16||

fringe benefits and (iv) each other material employee compensation or benefit plan, program, policy, agreement, program, arrangement or commitment, in each case, which is maintained, administered or contributed to by any Acquired Company, or with respect to which any Acquired Company has any obligation or Liability (whether actual or contingent, direct or indirect) to provide compensation or benefits to or for the benefit of any Service Provider (or any spouse, beneficiary or dependent thereof). Such plans are referred to collectively herein as the “Employee Plans.” Section 3.20(b) of the Company Disclosure Schedule shall not set forth employment agreements, offer letters and independent contractor and consulting agreements with terms that do not materially deviate from the forms provided by the Company to the Parent. Section 3.20(b) of the Company Disclosure Schedule separately identifies each Foreign Plan, except for employment agreements, offer letters and independent contractor and consulting agreements in substantially the forms provided by the Company.
(c)    The Company has made available to Parent accurate and complete copies, as applicable, of (i) all documents constituting each Employee Plan to the extent currently effective (and written descriptions of all material terms of any Employee Plan that is not in writing), including all amendments thereto and all related trust documents and other funding arrangements, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (iv) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (v) the most recent determination or opinion letter from the IRS relating to each Employee Plan, if any, (vi) non-routine correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan and (vii) all material records, notices and filings concerning IRS or United States Department of Labor audits or investigations.
(d)    No Employee Plan is, and neither any Acquired Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or has any Liability or obligation (whether fixed or contingent) with respect to (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, (iii) any multiple employer plan, as defined in Section 413(c) of the Code or (iv) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA.
(e)    Each Acquired Company has performed all obligations required to be performed by such Acquired Company thereunder, is not in default or violation of, and such Acquired Company has no Knowledge of any default or violation by any other party to, any Employee Plan. Each Employee Plan is operated and maintained in all material respects in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA and the Code. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS and, to the Knowledge of the Company, there is no reason any such determination letter could be revoked, not issued or not be reissued. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. With respect to each Employee Plan, to the Knowledge of the Company, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of an Employee Plan in connection with which any Acquired Company or any Employee Plan fiduciary would reasonably be expected to incur a Liability have occurred and (ii) no nonexempt prohibited transaction within the meaning of Section 406 of ERISA or

|US-DOCS\123754940.16||

Section 4975 of the Code has occurred. No Acquired Company has made any filing in respect of any Employee Plans under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.
(f)    Neither the execution of this Agreement nor the consummation of the Merger and the other Transactions will (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former employee or independent contractor or director of any Acquired Company to (i) any acceleration of the time of payment or vesting of any equity award, compensation or benefit, (ii) any payment or funding (through a grantor trust or otherwise) of compensation or benefits or (iii) any increase in any compensation or benefits payable under to any current or former Service Provider, whether under an Employee Plan or otherwise.
(g)    Each Acquired Company has and at all relevant times has been in material compliance with COVID-19 Measures applicable to such Acquired Company with respect to its Service Providers. Each Acquired Company is, and at all relevant times has been, in material compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act applicable to such Acquired Company. To the extent any Acquired Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, each Acquired Company (as applicable) has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.
(h)    No Acquired Company has any Liability in respect of or has any obligation to provide (under an Employee Plan or otherwise) postemployment or postretirement health, medical or life insurance benefits for retired, former or current Service Providers, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that could prevent any Acquired Company from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA and neither any Acquired Company nor such Employee Plan will be subject to any surrender fees or service fees upon termination except for any reasonable administrative fees associated with the termination of such plan.
(i)    All contributions, premiums and payments related to each Employee Plan have been timely discharged and paid in full on or prior to the date of this Agreement or, to the extent not yet due, properly reflected as a Liability on the Balance Sheet in accordance with the terms of the applicable Employee Plan and GAAP. All contributions due from any Acquired Company with respect to any Employee Plan that is intended to be qualified under Section 401(a) of the Code have been timely made in all material respects.
(j)    There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits). No Acquired Company (with respect to any Employee Plan), and no Employee Plan or, to the Knowledge of the Company, any fiduciary thereof, is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.
(k)    With respect to each Foreign Plan, (i) such Foreign Plan is and has been administered at all times in material compliance with its terms and all Applicable Laws of each jurisdiction in which such Foreign Plan is maintained, (ii) all contributions to, and payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable,

|US-DOCS\123754940.16||

the Applicable Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, (iii) each Acquired Company and each of their respective ERISA Affiliates have complied in all material respects with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with all Applicable Laws of the relevant jurisdiction, and (iv) there are no pending investigations by any Governmental Authority involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), or Proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan.
(l)    Each Service Provider that has been characterized as an independent contractor and not an employee is properly characterized as such and no Acquired Company has any material Liability or obligation, including under or on account of any Employee Plan, arising out of the hiring or retention of Persons to provide services to any Acquired Company and treating such Persons as independent contractors and not as employees of such Acquired Company.
(m)    All Company Options have been appropriately authorized by the Company Board of Directors or an appropriate committee thereof as of the applicable date of grant, including approval of (with respect to Company Options) the option exercise price or the methodology for determining the option exercise price and the substantive award terms. All Company Options have an exercise price that is not less than the fair market value of the Company Common Stock on the date the option was granted (within the meaning of United States Treasury Regulation §1.409A-1(b)(5)(vi)(B)). No Company Options have been retroactively granted, nor has the exercise price of any Company Option been determined retroactively or in contravention of any Applicable Law.
(n)    [reserved].
(o)    No Acquired Company is or has at any time been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union, works council or similar organization. No Acquired Company has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened. There are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent and, to the Knowledge of the Company, no union organization campaign is in progress with respect to, any employees of the Acquired Companies. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of any Acquired Company.
(p)    Each Acquired Company is in compliance in all material respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, other than routine payments to be made in the normal course of business and consistent with past practice. There are no controversies pending, or to the Knowledge of the Company, threatened between any Acquired Company and any of its respective current or former Service Providers that would result in a Proceeding. The Acquired Companies maintain accurate and complete Form I-9s

|US-DOCS\123754940.16||

with respect to each of their former and current employees working in the United States in accordance with applicable laws concerning immigration and employment eligibility verification obligations. The Acquired Companies are not party to or otherwise bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.
(q)    To the Knowledge of the Company, no employee of any Acquired Company is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by such Acquired Company or to the use of trade secrets or proprietary information of others.
(r)    Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), or any similar Applicable Law. Since January 1, 2016, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.
Section 3.21    Environmental Matters.
(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company:
(i)    no notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority relating to any Acquired Company and relating to or arising out of any Environmental Law;
(ii)    each Acquired Company is, and has at all times since January 1, 2018 been, in material compliance with all applicable Environmental Laws and all Environmental Permits; and
(iii)    there are no Liabilities of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any applicable Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability or obligation.
(b)    To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted by any Governmental Authority in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been delivered to Parent.
Section 3.22    Affiliate Transactions. No director, officer, Key Employee, Affiliate (which for purposes of this Section 3.22 shall include any stockholder of the Company that owns more than 5% of the Company Capital Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than such Related Person’s capacity as a director,

|US-DOCS\123754940.16||

officer or employee of any Acquired Company (a) has entered into any Contract involving any Acquired Company that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company or otherwise related to the business of any Acquired Company, (c) to the Knowledge of the Company, is engaged, directly or indirectly, in any business that competes with the business of any Acquired Company, (d) has any claim or right against any Acquired Company (other than rights to receive compensation for services performed as a director, officer or employee of an Acquired Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (d) owes any money to any Acquired Company or is owed money from any Acquired Company (other than amounts owed for compensation or reimbursement pursuant to clause (d) above) or (e) provides services to any Acquired Company (other than services performed as a director, officer or employee of an Acquired Company) or is dependent on services or resources provided by any Acquired Company.
Section 3.23    Customers and Suppliers.
(a)    Section 3.23(a) of the Company Disclosure Schedule sets forth a complete and correct list of the top ten (10) customers of the Acquired Companies (collectively, “Material Customers”) measured by dollar amount of consolidated revenues earned by the Acquired Companies for the twelve (12) month period ending on the Balance Sheet Date, and the revenues generated from each such Material Customer during such period.
(b)    Section 3.23(b) of the Company Disclosure Schedule sets forth a complete and correct list of the top ten (10) suppliers, vendors, service providers and other similar business relations of the Acquired Companies (collectively, the “Material Suppliers”) based on expenses to the business of the Acquired Companies for the twelve (12) month period ending on the Balance Sheet Date and the amount of expenses attributable to each such Material Supplier during such period.
(c)    No Acquired Company has received any written notice or, to the Knowledge of the company, any other communication in writing or otherwise (i) that any of the Material Customers or Material Suppliers intends to terminate or adversely modify their arrangements with the Acquired Companies, or intends to reduce the volume of business transacted, or (ii) of any material price increases in any of the Acquired Companies’ inputs or material price or volume decreases in any of the Acquired Companies’ outputs. Since the Balance Sheet Date, there has not been any termination of, or modification, amendment or change to any business relationship maintained by the Company with any Material Customers or Material Suppliers. To the Knowledge of the Company, no such Material Customer or Material Supplier intends to cancel or otherwise substantially modify its relationship with the Company.
Section 3.24    Books and Records. Except where any deficiency would not reasonably be expected to cause a material impact, the minute books of the Company and each of its Subsidiaries have been made available to Parent contain true and accurate records of meetings held and corporate action taken by the stockholders of the Company, the Company Board of Directors and any committees of the Company Board of Directors, and the Securityholders and any equivalent governing body of any Acquired Company, and no meeting of any such Securityholders of the Company, the Company Board of Directors, any committees of the Company Board of Directors has been held for which minutes have not been prepared or that are not contained in such minute books. To the Knowledge of the Company and except where any deficiency would not reasonably be expected to cause a material impact, the Acquired Companies have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records (including for the avoidance of doubt, Tax Returns and any other

|US-DOCS\123754940.16||

information and documents relating to Tax matters) and related work papers and other books and records of the Company and its Subsidiaries (collectively, the “Books and Records”) that are true and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, a copy of the minute books and other Books and Records of the Company and each of its Subsidiaries will be in the possession of the Company.
Section 3.25    Bank Accounts. Section 3.25 of the Company Disclosure Schedule sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Acquired Companies maintain any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.
Section 3.26    Finders’ Fees. Except as set forth in Section 3.26 of the Company Disclosure Schedule (the “Company Financial Advisor”), a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Acquired Company who may be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with any of the Transactions.
Section 3.27    Exclusivity of Representations; Non-Reliance. Except for the representations and warranties set forth in Article 4 and in any certificates, instrument or other deliverable required pursuant to this Agreement, the Acquired Companies acknowledge and agree that (a) neither Parent nor Merger Sub nor any other Person on behalf of either of them has made or is making any express or implied representation or warranty with respect to Parent, Merger Sub or Merger Sub II or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to the Acquired Companies or any of their Affiliates or Representatives and (b) any such other representations or warranties are expressly disclaimed by Parent, Merger Sub, and Merger Sub II, and neither the Acquired Companies nor any Person on their behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB AND MERGER SUB II
Subject to Section 1.02(k), except as set forth in the Parent Disclosure Schedule, as of the date hereof and as of the Closing Date, Parent, Merger Sub and Merger Sub II hereby represent and warrant to the Company that:
Section 4.01    Corporate Existence and Power. Each of Parent, Merger Sub, and Merger Sub II is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware.
Section 4.02    Corporate Authorization. Each of Parent, Merger Sub, and Merger Sub II has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Parent, Merger Sub, and Merger Sub II of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub, and Merger Sub II, as applicable. This Agreement constitutes the legal, valid and binding obligation of Parent, Merger Sub, and Merger Sub II, enforceable against Parent, Merger Sub, and Merger Sub II in

|US-DOCS\123754940.16||

accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 4.03    Governmental Authorization. The execution, delivery and performance by Parent, Merger Sub, and Merger Sub II of this Agreement and the consummation by Parent, Merger Sub, and Merger Sub II of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the First Certificate of Merger with respect to the First Merger and the Second Certificate of Merger with respect to the Second Merger, in each case, with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, or other foreign competition filings, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and the rules of the NYSE in connection with the issuance and listing on the NYSE of the shares of Parent Stock issuable in the Merger and (d) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Parent, Merger Sub, and Merger Sub II to consummate the Transactions.
Section 4.04    Non-contravention. The execution, delivery and performance by Parent, Merger Sub, and Merger Sub II of this Agreement and the Ancillary Documents to which either Parent, Merger Sub, or Merger Sub II are a party to and the consummation by Parent, Merger Sub, and Merger Sub II of the Merger and the other Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent, Merger Sub, or Merger Sub II, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, or (c) assuming compliance with the matters referred to in Section 4.03, require consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent, Merger Sub, or Merger Sub II is entitled under any provision of any Contract binding upon either Parent, Merger Sub, or Merger Sub II, or under which any of the assets of either Parent, Merger Sub, or Merger Sub II are bound or affected, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent, Merger Sub, or Merger Sub II.
Section 4.05    Parent SEC Documents. All statements, reports, schedules, forms and other documents required under Applicable Law (including the rules of the NYSE, the Securities Act, and the Exchange Act) to have been filed by Parent with the SEC since January 31, 2020 (the “Parent SEC Documents”) have been so filed on a timely basis. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing), each of the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.
Section 4.06    Absence of Certain Changes. Since December 31, 2020, there has not been any event, occurrence, development, or state of circumstances or facts that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.07    Valid Issuance. All shares of Parent Stock to be issued to the holders of shares of Company Capital Stock in respect of their shares of Company Capital Stock will be, when issued in

|US-DOCS\123754940.16||

accordance with the terms of this Agreement, (a) duly authorized, validly issued, and non-assessable and (b) issued in compliance with all Applicable Law, including all applicable federal and state securities laws.
Section 4.08    Finders’ Fees. Other than as set forth in Schedule 4.08, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Parent, Merger Sub, or Merger Sub II who may be entitled to any fee or commission from Parent or any of its Affiliates in connection with any of the Transactions.
Section 4.09    Litigation. As of the date of this Agreement, there is no pending Proceeding against Parent, Merger Sub, and Merger Sub II or any of their respective Subsidiaries that would reasonably be expected to materially impair or delay Parent’s, Merger Sub’s or Merger Sub II’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions. Neither of Parent, Merger Sub, or Merger Sub II or any of their respective Subsidiaries is subject to any Order or is in breach or violation of any Order, except as would not reasonably be expected to materially impair or delay Parent’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions.
Section 4.10    Ownership of Merger Subs. Each of Merger Sub and Merger Sub II is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for the Liabilities incurred in connection with the Transactions, Merger Sub and Merger Sub II have not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. All of the issued and outstanding capital stock of Merger Sub and Merger Sub II is owned beneficially and of record by Parent, free and clear of all Liens (other than those created by this Agreement and the transactions contemplated by this Agreement). Except for in connection with the Mergers and the Transactions and the Liabilities incurred in connection with the Mergers and Transactions, Merger Sub and Merger Sub II do not have and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking.
Section 4.11    Sufficiency of Funds. On the Closing Date, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to pay the aggregate amounts payable by Parent under this Agreement on the Closing Date. Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the aggregate amounts payable by Parent under this Agreement or transactions contemplated by this Agreement. Parent, Merger Sub, and Merger Sub II understand and acknowledge that under the terms of this Agreement, the obligations of Parent, Merger Sub, and Merger Sub II to consummate the Mergers and the other Transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to the consummation by the Parent, Merger Sub, or Merger Sub II of any financing arrangements.
Section 4.12    Exclusivity of Representations; Non-Reliance; Due Diligence. Except for the representations and warranties set forth in Article 3 and in any certificate, instrument or other deliverable required pursuant to this Agreement, Parent, Merger Sub, and Merger Sub II acknowledge and agree that (a) none of the Acquired Companies nor any other Person on behalf of any of them has made or is making any express or implied representation or warranty with respect to any of the Acquired Companies or any

|US-DOCS\123754940.16||

of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent, Merger Sub, or Merger Sub II or any of their Affiliates or Representatives and (b) any such other representations or warranties are expressly disclaimed by the Acquired Companies, and none of Parent, Merger Sub or Merger Sub II, nor any Person on their behalf, is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made. Parent has had an opportunity to discuss the business, management, operations and finances of the Acquired Companies with their respective Representatives, and has had an opportunity to conduct its own independent investigation of the Acquired Companies. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of the Company set forth in Article 3 (and acknowledges that such representations and warranties are the only representations and warranties made by any Acquired Company) and has not relied upon any other information provided by, for or on behalf of the Acquired Companies or Securityholders, or their respective Representatives, to Parent, Merger Sub or Merger Sub II in connection with the transactions contemplated by this Agreement. Parent, Merger Sub and Merger Sub II have entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that, except as set forth in this Agreement or any Ancillary Documents, no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of any Acquired Company. Parent, Merger Sub, and Merger Sub II acknowledge that no current or former stockholder, director, officer, employee, affiliate or advisor of any Acquired Company has made or is making any representations, warranties or commitments whatsoever, express or implied, with respect to the Acquired Companies or their businesses.
ARTICLE 5.
COVENANTS OF THE COMPANY
Section 5.01    Conduct of the Company.
(a)    From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.01 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause each other Acquired Company to (i) conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts unless otherwise required by Applicable Law or pursuant to the prior written consent of Parent, (ii) preserve intact its present business organization, (iii) maintain in effect all of its Permits, (iv) keep available the services of officers of the Acquired Companies, and (v) maintain satisfactory relationships with the customers, lenders, and suppliers of the Acquired Companies and others having material business relationships with them.
(b)    Without limiting the generality of Section 5.01(a) and except as expressly contemplated by this Agreement, as required by Applicable Law (including COVID-19 Measures) or pursuant to the written consent of Parent, during the Interim Period, the Company shall not, and shall cause each of the other Acquired Companies not to:
(i)    amend the Company Charter, the Company Bylaws or other equivalent constituent documents (whether by merger, consolidation or otherwise) of any Acquired Company;
(ii)    declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or securities of any

|US-DOCS\123754940.16||

other Acquired Company, or split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities, or securities of any other Acquired Company;
(iii)    (A) issue, transfer, deliver, sell, pledge or otherwise encumber or authorize the issuance, transfer, delivery, sale or pledge of any shares of any Company Capital Stock, Company Options or other Company Securities, or securities of any other Acquired Company other than the issuance of any shares of Company Common Stock upon the exercise of Company Options or Company Warrants that are outstanding on the date of this Agreement in accordance with the terms of those Company Options and Company Warrants as of the date of this Agreement or (B) amend any term of any Company Security, or securities of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Option to provide for acceleration of vesting as a result of the Mergers or a termination of employment or service related to the Mergers;
(iv)    make any capital expenditures or incur any Liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed fifty thousand dollars ($50,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate;
(v)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;
(vi)    sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties, interests or businesses of any of the Acquired Companies, other than the license of Company Products to customers or the non-exclusive license of Company IP to suppliers and vendors in the ordinary course of business consistent with past practice;
(vii)    make any loans, advances or capital contributions to, or investments in, any other Person;
(viii)    make any payments to any Related Person (other than payments made pursuant to offer letters, employment agreements, individual consulting agreements, individual contracting agreements and option agreements entered into in the ordinary course of business consistent with past practice);
(ix)    create, incur, assume, suffer to exist or guarantee any Indebtedness, except in the ordinary course of business consistent with past practice and not in excess of $50,000;
(x)    modify, amend, cancel, terminate or waive any rights under any Material Contract, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, except in the ordinary course of business consistent with past practice with respect to non-material rights and terms;
(xi)    enter into, modify or amend any Real Property Lease;
(xii)    (A) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any Service Provider, including pursuant to any Employee Plan, other than

|US-DOCS\123754940.16||

in the ordinary course of business, provided that, any such grant or increase in compensation in the ordinary course of business shall not exceed a five (5%) percent increase in the aggregate in total compensation for each such Service Provider during the Interim Period, (B) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any Employee Plan, (C) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits to any Service Provider, (D) grant, or commit to grant, any equity or equity-linked awards or other bonus, commission or other incentive compensation (whether in the form of cash, equity or otherwise) to any Service Provider or (E) hire, promote or terminate, or commit to hire, promote or terminate, any Service Provider (other than for cause) or materially change the key management structure of any Acquired Company;
(xiii)    fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Registered IP that is Company IP or fail to take commercially reasonable steps to protect any trade secrets included in the Company IP;
(xiv)    sell, lease, license or otherwise transfer, or create or incur a Lien on, any Intellectual Property Rights of any Acquired Company, or otherwise purchase, acquire or assume any Intellectual Property Rights, through any Contract, other than the non-exclusive license of Company Products to customers, the non-exclusive license of Company IP to suppliers and vendors, or licenses received by Acquired Companies from suppliers, vendors, and customers, each in the ordinary course of business and consistent with past practice;
(xv)    sell or license any Company Products in a manner outside the ordinary course of business consistent with past practice pursuant to any Contract that materially deviates from past practice with respect to pricing, discounting practices, rebates, bundling, sales volume and services levels;
(xvi)    enter into any Contract that provides for (or modify an existing Contract to provide for) (A) the deferral of payment for a period greater than a year or (B) the prepayment of fees more than one year in advance of the delivery or performance of products or services;
(xvii)    take any action that could reasonably be expected to trigger the release of the source code of any Company Product or other Company IP of any Acquired Company to any third party;
(xviii)    Process or otherwise use Personal Information or any other data in any manner that deviates from the ways in which the Company or any of the Acquired Companies Processes or otherwise uses such Personal Information or other data as of the date of hereof;
(xix)    change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by such Acquired Company’s independent public accountants;
(xx)    commence, settle, or offer or propose to settle, (A) any Proceeding involving or against any Acquired Company (other than any Proceeding involving a settlement of $50,000 or less as its sole remedy), (B) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (C) any Proceeding that relates to the Transactions;
(xxi)    (A) make or change any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (C) enter into any material

|US-DOCS\123754940.16||

Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (D) amend any Tax Return, (E) surrender, compromise or forfeit any right to claim a material Tax refund, (F) except in the ordinary course of business, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (G) change any annual Tax accounting period, or (H) adopt or change any method of Tax accounting;
(xxii)    form or acquire any Subsidiaries (including any branch offices), or acquire any equity interest or other interest in any other Person;
(xxiii)    enter into any new business line outside of the Acquired Companies’ existing business lines as of the date of this Agreement;
(xxiv)    liquidate, dissolve or effect a recapitalization, reclassification of shares, stock split, reverse stock split or reorganization in any form of transaction;
(xxv)    other than in the ordinary course of business consistent with past practice, (A) defer payment of any payables (including accounts payable), (B) accelerate, or offer any discount, accommodation or other concession in order to accelerate or induce the collection of, any receivables (including accounts receivable) or (C) make any material change in the management of cash, debt or working capital (including deferred revenue);
(xxvi)    take or cause to be taken any action that would reasonably be expected to materially delay, materially impede or prevent the consummation of the Transactions on or before the End Date; or
(xxvii)    agree, resolve or commit to do any of the foregoing.
(c)    No Control of the Company’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent, Merger Sub, or Merger Sub II, directly or indirectly, the right to control or direct the business or operations of the Company or any other Acquired Company at any time prior to the Effective Time. Prior to the Effective Time, the Company and the other Acquired Companies will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
Section 5.02    Stockholder Consent; Stockholder Notice.
(a)    Promptly following the execution and delivery of this Agreement, the Company shall duly take reasonable best efforts to obtain the Requisite Stockholder Approval pursuant to the Written Consent. The Company Board of Directors shall make the Company Board Recommendation and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation, or (ii) knowingly take any action or make any statement in connection with obtaining the Written Consent inconsistent with such recommendation (any of the foregoing a “Change in the Company Recommendation”); provided, however, that the Company Board of Directors may evaluate whether to make and may make a Change in the Company Recommendation prior to execution and delivery of the Written Consent, as applicable, and may make any statement required by Applicable Law, if the Company Board determines in good faith, after consultation with outside legal counsel, that a Change in the Company Recommendation is necessary in order to comply with Applicable Law, including with respects to its fiduciary duties thereunder. Promptly following receipt of the Written Consent representing the Requisite Stockholder Approval, the Company shall cause its corporate Secretary to

|US-DOCS\123754940.16||

deliver a copy of such Written Consent to Parent, together with a certificate executed on behalf of the Company by its corporate Secretary certifying that such Written Consent reflects the Requisite Stockholder Approval.
(b)    No later than five (5) Business Days after receipt of the duly executed Written Consent and the Requisite Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Written Consent in compliance with Sections 228(e) and 262 of the DGCL. The Stockholder Notice shall (i) be a statement to the effect that the Company Board of Directors determined that the Mergers are advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Mergers and the other Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Written Consent, including the adoption and approval of this Agreement, the Mergers and the other Transactions in accordance with Section 228(e) of the DGCL, to the extent applicable, the Company Charter and the Company Bylaws and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to Applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.02(b) shall be subject to Parent’s advance review and approval, which shall not be unreasonably withheld.
Section 5.03    No Solicitation; Other Offers.
(a)    During the Interim Period, the Company shall not, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, (i) solicit, initiate, facilitate, knowingly induce or engage or take any action to solicit, initiate, facilitate, knowingly induce or engage in any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the other Acquired Companies or (vii) resolve, propose or agree to do any of the foregoing. From and following the date of this Agreement, the Company further agrees not to, and to cause each other Acquired Company not to, release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Parent.
(b)    The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and shall promptly provide Parent with a written description of any expression of interest, proposal or offer relating to a possible

|US-DOCS\123754940.16||

Acquisition Proposal, that is received by any Acquired Company or any Representative of any Acquired Company from any Person (other than Parent), including in such description the identity of such Person (the “Other Interested Party”) and provide to Parent a copy of such proposal or offer if available in writing.. Promptly following the execution of this Agreement, the Company shall deliver written notices to request the return or destruction of all confidential information to all Persons (except for Parent and current stockholders of the Company) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Acquisition Proposal, financing of the Company or similar transaction).
Section 5.04    Access to Information.
(a)    Subject to the Confidentiality Agreement, during the Interim Period, upon reasonable notice and during normal business hours, the Company shall and shall cause each other Acquired Company to (a) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct the directors, officers, counsel and financial advisors of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies; provided, that no information or knowledge obtained by Parent or its Representatives in any investigation conducted pursuant to the access contemplated by this Section 5.04 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent, Merger Sub, and Merger Sub II hereunder. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.
(b)     Notwithstanding anything to the contrary set forth in this Section 5.04, an Acquired Company may restrict or otherwise prohibit access to such documents or information to the extent that (i) any Applicable Law requires such Acquired Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or (iii) access to a Contract to which any Acquired Company is a party or otherwise bound would give a third party the right to terminate or accelerate the rights under, such Contract.
Section 5.05    280G Matters. As soon as practicable following the date of this Agreement, but in no event less than five (5) Business Days prior to the Effective Time, the Company shall (a) obtain and deliver to Parent, prior to the initiation of the stockholder approval procedure under clause (b), a waiver, in a form reviewed and approved by Parent, from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such Requisite Stockholder Approval procedure (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), of such Disqualified Individual’s rights to all such payments or benefits applicable to such Disqualified Individuals (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) as soon as practicable following delivery of such waivers to Parent, prepare and distribute to its stockholders a disclosure statement providing adequate disclosure (within the meaning of Section 280G of the Code) of all potential parachute payments and benefits that may be received by the Disqualified Individual(s) and submit to the stockholders of the Company for approval (in a manner satisfactory to Parent) by such

|US-DOCS\123754940.16||

number of stockholders, in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments,” such that, if approved by the requisite majority of stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). In connection with the foregoing, the Parent shall provide the Company with all information and documents necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by the Parent or any of its Affiliates, together with all other payments and/or benefits, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten (10) Business Days prior to the Closing Date (and shall further provide any such updated information as is necessary prior to the Closing Date). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite stockholders approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholders vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the waivers described in clause (a) of the preceding sentence, such “parachute payments” shall not be made or provided. The form of the waiver, the disclosure statement, any other materials to be submitted to the Company’s stockholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 5.06    Notices of Certain Events. During the Interim Period, the Company shall promptly notify Parent of the Company’s Knowledge of:
(a)    any written notice or communication from any Person alleging that the consent of such Person is required in connection with the Transactions;
(b)    any notice or other communication from any Governmental Authority (i) delivered in connection with the Transactions or (ii) indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect;
(c)    any event, condition, fact or circumstance that would reasonably indicate a breach of Section 3.16;
(d)    any Proceeding commenced or threatened against, or involving any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or Section 3.14, as the case may be, or that relates to the consummation of the Transactions;
(e)    any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; provided, that any failure to satisfy the condition set forth in Section 8.02(b) shall not be deemed to be a breach of a covenant under this Section 5.06(e) unless such failure to satisfy the condition set forth in Section 8.02(b) is due to the Company’s Willful Breach; and
(f)    any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or reasonably unlikely.

|US-DOCS\123754940.16||

No such notice given pursuant to this Section 5.06 shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article 8 has been satisfied.
Section 5.07    Consideration Spreadsheet; Payoff Letters and Invoices.
(a)    The Company shall prepare and deliver to Parent in accordance with this Section 5.07, a spreadsheet (the “Consideration Spreadsheet”) in form and substance reasonably satisfactory to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the information set forth on Exhibit J attached hereto and such other information relevant thereto which Parent may reasonably request.
(b)    At least ten (10) Business Days prior to the Closing, the Company shall deliver to Parent a draft Consideration Spreadsheet setting forth in reasonable detail the Company’s good-faith estimates of the information therein requested as of the Effective Time and shall be prepared in accordance with the applicable provisions of the Company Charter and this Agreement. At least three (3) Business Day prior to Closing the Company shall deliver to Parent the final form of the Consideration Spreadsheet, certified by the Chief Executive Officer on behalf of the Company, accurately setting forth the information requested as of the Effective Time and prepared in accordance with the applicable provisions of the Company Charter and this Agreement. All amounts and allocations set forth in the Consideration Spreadsheet shall be conclusive and binding upon the Company and the Securityholders. Unless otherwise required under Applicable Law, in the event of any inconsistency between the Consideration Spreadsheet and any provision of the Company Charter or any other document, the Consideration Spreadsheet shall control in all respects. Notwithstanding anything to the contrary in this Agreement, the Parties and Securityholders acknowledge and agree that Parent, Merger Sub and Merger Sub II shall be entitled to rely on the Consideration Spreadsheet as setting forth a true, correct and complete listing of all items set forth therein, and none of Parent, Merger Sub, or Merger Sub II shall have any Liability or obligation to any Person, including the Securityholders or the Securityholder Representative, for any Liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Stockholder Consideration or other amounts to be received by each Securityholders pursuant to this Agreement or any other errors, omissions or inaccuracy in the Consideration Spreadsheet.
(c)    The Company shall obtain and deliver to Parent, no later than three (3) Business Days prior to the Closing Date, accurate and complete copies of: (i) with respect to any Indebtedness (A) for borrowed money of any Acquired Company, (B) that is guaranteed by any Acquired Company or (C) that is secured by a Lien on any asset or property of any Acquired Company, if any (any such Indebtedness, “Covered Indebtedness”), a payoff letter in form and substance reasonably satisfactory to Parent evidencing full repayment and satisfaction of all such item of Indebtedness, dated no more than three (3) Business Days prior to the Closing Date (each, a “Payoff Letter”), together with any collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases, physical collateral deliveries and other related termination and/or release items in connection therewith, and (ii) an invoice from each advisor or other service provider to any Acquired Company, dated no more than three (3) Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”). Any Payoff Letter shall (x) set forth the amounts required to repay in full such Indebtedness, (y) set forth the account(s) to which such amount(s) shall be paid and (z) acknowledge that, subject to the repayment (or other satisfactory arrangements with respect to outstanding letters of credit) of the aggregate principal amount outstanding under the relevant credit facility, together with all interest

|US-DOCS\123754940.16||

accrued thereon, all obligations in respect thereof shall be terminated or released and any Liens or guarantees with respect to such Indebtedness have been or promptly will be released.
Section 5.08    Resignation of Officers, Directors and Managers. The Company shall use reasonable best efforts to obtain and deliver to Parent, at or prior to the Closing, the resignation of each officer or member of the board of directors or managers (or similar body) of each Acquired Company effective as of the later of the Effective Time and the date Parent causes such officer, director or manager to be replaced, in form and substance satisfactory to Parent (it being understood that such resignations shall not constitute a termination of employment of such officer, director or manager).
Section 5.09    Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which such consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.10    Related Party Transactions. At or prior to the Closing, the Company shall cancel and terminate, or cause to be cancelled or terminated, without any further obligation binding on, or Liability of, any Acquired Company, all Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand (other than any Contracts set forth on Schedule 5.11).
Section 5.11    Data Room Information. Within five (5) Business Days of the date of this Agreement, the Company shall deliver to Parent an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in the VDR as of 11:59 p.m. Pacific Time, on the date that is two (2) Business Days prior to the date hereof.
ARTICLE 6.
ADDITIONAL COVENANTS OF THE PARTIES
Section 6.01    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, following the date of this Agreement until the earlier of the Closing or the End Date (and provided that at all times the provisions of Section 6.02 shall govern the matters set forth therein), Parent, Merger Sub, and Merger Sub II, on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are reasonably necessary, proper or advisable pursuant to Applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including by using reasonable best efforts to cause the conditions to the obligations of the other Parties to effect the Mergers set forth in Article 8 to be satisfied; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any permit, qualification or waiver required under any Contract for the consummation of the Transactions (other than filing fees payable pursuant to

|US-DOCS\123754940.16||

the HSR Act or other antitrust laws, and any other ordinary course filing fees in connection with governmental filings required to consummate the Transactions).
(b)    In furtherance of, and not in limitation of Section 6.01(a), as promptly as practicable after the execution of this Agreement, each Party (i) shall make all filings and give all notices that are or may be required to be made and given by such Party in connection with the Mergers and the other Transactions and (ii) shall use reasonable best efforts to obtain all Consents which are or may be required to be obtained (pursuant to any Applicable Law, Contract, or otherwise) by such Party in connection with the Mergers and the other Transactions. provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any permit, qualification or waiver required under any Contract for the consummation of the Transactions (other than filing fees payable pursuant to the HSR Act or other antitrust laws, and any other ordinary course filing fees in connection with governmental filings required to consummate the Transactions). Each Party shall, upon request of another Party and to the extent permitted by Applicable Law or applicable Contract, promptly deliver to such other Party a copy of each such filing made, each such notice given and each such Consent obtained by it.
Section 6.02    Regulatory Filings.
(a)    In furtherance and not in limitation of the terms of Section 6.01(a) and Section 6.01(b), each of Parent, Merger Sub, Merger Sub II and the Company will, and will cause their respective Affiliates, if applicable, to the extent required in the reasonable judgment of counsel to Parent and the Company, to use their respective reasonable best efforts to (i) file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the Mergers as required by the HSR Act promptly following the date of this Agreement and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Regulatory Laws in connection with the Mergers (including in order to obtain Required Regulatory Approvals). Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other in the making of such filings, (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings, (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made, (D) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Regulatory Laws applicable to the Mergers and (2) obtain any required consents pursuant to any Regulatory Laws applicable to the Mergers, in each case as soon as practicable, and (E) where reasonably practicable, prior to independently participating in any material meeting or engaging in any substantive conversation with any Governmental Authority where such meeting or conversation is substantially related to any such filings or investigations relating thereto, provide notice to the other Party of such meeting or conversation and, unless prohibited by such Governmental Authority or otherwise decided by Parent under Section 6.02(b), the opportunity to attend or participate. Each of Parent, Merger Sub, and Merger Sub II (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Mergers in connection with such filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Mergers pursuant to the HSR Act or any other Regulatory Laws applicable to the Mergers, then such Party will use reasonable best efforts to make (or

|US-DOCS\123754940.16||

cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.
(b)    (i) Following the consultation with the Company as contemplated by Section 6.02(a), Parent shall have the exclusive right to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Authority under the HSR Act or any other applicable Regulatory Laws, any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective Affiliates in connection with the consummation of the Transactions, (ii) Parent and its Representatives shall have no obligation to share with the Company, any of its Subsidiaries or any of their respective Representatives (other than outside antitrust counsel) any nonpublic information, data or materials about any of the businesses or operations of Parent and its Affiliates and (iii) the Company will not, nor will it permit any of its Subsidiaries or Representatives to make any communications with, or proposals relating to, or enter into, any understanding, undertaking or agreement with, any Governmental Authority relating to the Transactions without Parent’s prior review and approval.
(c)    Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub, Merger Sub II or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, the Surviving Corporation, Parent, Merger Sub, Merger Sub II or any Subsidiary of any of the foregoing, (ii) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Corporation, the Surviving Company, Parent, Merger Sub, Merger Sub II or any Subsidiary of any of the foregoing in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, the Surviving Corporation, Parent, Merger Sub, Merger Sub II or any Subsidiary of any of the foregoing; provided, that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs. In addition, “reasonable best efforts” shall not require Parent to litigate any objections or oppositions raised by any Governmental Authority relating to the matters contemplated by this Section 6.02, although it may, at its sole discretion, elect to do so.
Section 6.03     Shares of Parent Stock; Form S-1.
(a)    Restrictions on Parent Stock. The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (B) an exemption from such registration exists and either Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may

|US-DOCS\123754940.16||

be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws (it being agreed, for the avoidance of doubt, that no such opinion shall be required following and during the effectiveness of the Registration Statement). The Parent Stock issued hereunder shall, if certificated, bear an appropriate legend (or if held in book entry form, will be noted) with respect to such restrictions. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall have the right to substitute cash for shares of Parent Stock (based on the Parent Stock Price) in the event Parent determines in its sole discretion that is has not received evidence reasonably satisfactory to it that a Company Stockholder is (or remains) an “accredited investor” as defined in Rule 501(a) under the Securities Act.
(b)    Within 45 days following Closing, Parent shall file with the SEC, and use its commercially reasonable efforts to cause to be declared effective as soon as reasonable practicable after filing, a shelf registration statement on Form S-1 (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of the Registrable Securities held by all holders that have adequately and timely provided Parent with a duly completed and executed Selling Holder Questionnaire.
(c)    Parent shall promptly notify the Securityholder Representative of the effectiveness of the Registration Statement. Parent shall use its commercially reasonable efforts to keep the Registration Statement effective until such time that all Registrable Securities covered by the Registration Statement cease to constitute Registrable Securities hereunder (the “Effectiveness Period”), provided, however, that in no event shall the Effectiveness Period last longer than two (2) years from the date of the original effectiveness of the Registration Statement.
(d)    As a condition to its obligations under this Section 6.03, Parent may require each Holder of Registrable Securities as to which any registration is being effected to (i) furnish Parent with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Parent may from time to time reasonably request in writing and (ii) promptly notify Parent in writing of any changes in the information set forth in the Registration Statement after it is prepared regarding the Holder of Registrable Securities. None of the information supplied (or to be supplied) by or on behalf of any of the Holders of Registrable Securities for inclusion or incorporation by reference in the Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. For the purposes of this Section 6.03, a “Holder of Registrable Securities” refers solely to a holder of Registrable Securities as of or following the Closing Date. For the purposes of this Section 6.03, a “Holder of Registrable Securities” refers solely to a holder of Registrable Securities as of or following the Closing Date.
(e)    Parent may, by two (2) days prior written notice to all the Holders of Registrable Securities (each, a “Blackout Notice”), (i) delay the filing of any Registration Statement or a request for acceleration of the effective date, or (ii) suspend any Registration Statement after effectiveness and require that the Holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement in the event that (A) Parent is engaged in any activity or transaction or

|US-DOCS\123754940.16||

preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with such Registration Statement would require at that time disclosure of such activity, transaction, preparations or negotiations and such disclosure could result in imminent and material harm to Parent or (B) any other event occurs that makes any statement of a material fact made in such Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement in order to make the statements therein not misleading, provided, that Parent may not postpone the filing of, or suspend trading under, the Registration Statement pursuant to this Section 6.03(e) for more than sixty (60) days in the aggregate (it being understood and agreed that, during any such postponement or suspension, Parent shall (x) use good faith efforts to limit and minimize the duration of any such postponement or suspension period, (y) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement or any Prospectus as may be reasonably necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement, and (z) not register any securities for sale by Parent (other than in connection with a Registration Statement on Form S-8) or for resale by any other Securityholders. If Parent suspends any Registration Statement and requires the Holders of Registrable Securities to cease sales of shares pursuant to this Section 6.03(e), Parent shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be reasonably necessary to file or reinstate the effectiveness of such Registration Statement and give written notice to all Holders of Registrable Securities authorizing them to resume sales pursuant to such Registration Statement. If as a result thereof the Prospectus included in any Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised Prospectus with the notice to Holders of Registrable Securities given pursuant to this Section 6.03(e), and the Holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Parent need not specify the nature of the event giving rise to any delay or suspension in any notice to Holders of Registrable Securities and such Holders of Registrable Securities agree to treat and keep the existence of such delay or suspension, as the case may be, confidential.
(f)    Notwithstanding anything herein to the contrary, Parent shall not be required to take any action under this Section 6.03 unless and until Parent shall have received any financial statements (including financial statements required to be filed with the Registration Statement) and any other financial information of the Company required for inclusion in any Registration Statement or Prospectus to be filed with the SEC by Parent under this Section 6.03, in each case as reasonably determined by Parent. Parent shall use commercially reasonable efforts to obtain any required financial statements as promptly as reasonably practicable following the Closing.
(g)    Parent shall pay all fees and expenses in connection with compliance with its obligations under this Section 6.03, including all fees and expenses in connection with the filing of any Registration Statement or Prospectus Supplement, the registering of the Registrable Securities, fees and expenses of compliance with securities or “blue sky” laws, transfer agent fees, the maintenance of the effectiveness of the Registration Statement, and the listing of the Parent Stock on the NYSE, including all registration, filing, qualification, printing, accounting and other fees and expenses, except that Parent shall not be responsible for the fees of the representatives of and counsel to, the Securityholders, including those with respect to any review and preparation of any Registration Statement or Prospectus Supplement (all of which shall be included as Unpaid Company Transaction Expenses to the extent not directly paid by the applicable Securityholder).

|US-DOCS\123754940.16||

(h)    Each Securityholder that will receive Parent Stock in connection with the transactions contemplated hereby shall be required to deliver to Parent a true and complete Investor Questionnaire and Selling Holder Questionnaire.
Section 6.04    Confidentiality; Public Announcements.
(a)    Parent and the Company hereby acknowledge and agree to continue to be bound by the Amended & Restated Mutual Nondisclosure and Nonuse Agreement dated as of February 11, 2021, by and between Parent and the Company (as amended, the “Confidentiality Agreement”).
(b)    The Parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Parent and the Company. The Company shall not, and the Company shall cause each of its Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement (including through social media and other online platforms) relating to the terms of this Agreement or the Transactions or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless to the extent required by Applicable Law, in which case the Company shall advise Parent of any such requirement and the Parties shall use reasonable best efforts to cause a mutually agreeable press release or other public statement to be issued. Notwithstanding anything herein or in the Confidentiality Agreement, (i) Parent may issue such press releases or make such other public statements regarding this Agreement or the Transactions as Parent may, in its reasonable discretion, determine after consultation with the Chief Executive Officer of the Company, and Parent shall reasonably consider in good faith such comments and input provided by the Company with respect thereto; and (ii) Parent may make public statements with respect to this Agreement and the Transactions, including their effect on Parent’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show,” and any public disclosure as required by the SEC, FINRA or other Governmental Authority as Parent may determine without prior consultation with the chief executive officer of the Company; provided, however, Parent shall provide the Company with any such public disclosures to be made in connection with the Closing of the First Merger to the Company at least two (2) Business Days prior to such public disclosure, and Parent shall reasonably consider in good faith such comments and input provided by the Company with respect thereto.
Section 6.05    Indemnification of Officers and Directors.
(a)    The Surviving Company and Surviving Corporation shall, and Parent shall cause the Surviving Company and Surviving Corporation to, honor and fulfill in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company and the other Acquired Companies (collectively, the “Company D&O Indemnified Parties”) pursuant to any indemnification provisions under the Company Charter or Company Bylaws or similar governing documents of the other Acquired Companies (collectively, the “Governing Documents”) as in effect as of the date of this Agreement and pursuant to any indemnification agreements between the Company and the other Acquired Companies and any such Company D&O Indemnified Party existing as of the date of this Agreement, in each case which have been disclosed on the Company Disclosure Schedule and true and complete copies of which have been made available to Parent (the “Company Indemnification Obligations”) with respect to claims arising out of matters occurring at or prior to the Effective Time; provided, however that (i) the foregoing obligations shall be subject to any limitation

|US-DOCS\123754940.16||

imposed by Applicable Law, and (ii) no Company D&O Indemnified Party shall have any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or their respective successors with respect to any Damages claimed by any of the Parent Indemnitees against such Company D&O Indemnified Party in his or her capacity as a Securityholder or Indemnitor pursuant to this Agreement. Parent shall cause the Surviving Company, Surviving Corporation and each of their respective Subsidiaries for a period of not less than six years from the Effective Time (i) to maintain provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company D&O Indemnified Parties that are no less favorable to those Persons than the provisions of the Governing Documents for each Acquired Company, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.
(b)    Prior to the Effective Time, the Company shall purchase a six-year “tail” prepaid policy (the “D&O Tail Policy”) on the existing policy of the Company’s directors’ and officers’ liability insurance (the “D&O Policy”), in a form mutually acceptable to the Company and Parent, covering claims arising from facts or events that occurred at or prior to the Effective Time and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof on terms and conditions no less advantageous than the D&O Policy. The D&O Policy will be the primary obligor for any claims by the Company D&O Indemnified Parties under this Section 6.05, and the Company D&O Indemnified Parties shall seek recovery form the D&O Policy (if and to the extent available) prior to seeking recourse from Parent, the Surviving Corporation or their respective successors pursuant to the Company Indemnification Obligations.
(c)    The provisions of this Section 6.05 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, the Company D&O Indemnified Parties, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Company D&O Indemnified Party may have by contract or otherwise.
Section 6.06    Employee Matters.
(a)    Prior to the Closing, the Company shall not (and the Company shall ensure that none of the Acquired Companies nor any Representative of any Acquired Company) issue any communication (including any electronic communication) to any employee of an Acquired Company regarding post-Closing employment matters in connection with this Agreement, including post-Closing employee benefit plans and compensation (collectively, “Employment Matters”), without the prior written approval of Parent (with such approval not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, (i) the Company agrees that it shall consult with Parent prior to the Company or any other Acquired Company effecting any communications to the employees of the Acquired Companies relating to Employment Matters and that Parent shall have the right to review and comment on any such written communications and (ii) the Company shall not (and shall ensure that none of the Acquired Companies nor any Representative of any Acquired Companies) make any representations (on behalf of the Acquired Companies, Parent or their respective Affiliates) relating to Employment Matters.
(b)    If, at least ten (10) Business Days prior to the Closing Date, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the Closing Date. In the

|US-DOCS\123754940.16||

event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least five (5) Business Days prior to the Closing Date; provided that, prior to amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).
(c)    The Company and Parent acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of the respective Parties. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Parent or its Affiliates to terminate, reassign, promote or demote any Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Providers, (ii) create any third-party rights in any such current or former Service Provider (or any beneficiaries or dependents thereof), (iii) constitute an amendment or modification of any Employee Plan or (iv) obligate any Acquired Company, Parent or any Affiliates thereof to adopt or maintain any Employee Plan or other compensatory or benefits arrangement at any time or prevent any Acquired Company, Parent or any Affiliates thereof from modifying or terminating any Employee Plan or any other compensatory or benefits arrangement at any time.
Section 6.07    NYSE Listing. Prior to the Closing, Parent shall file a Notification of Listing of Additional Shares (or such other form as may be required by the NYSE) with the NYSE with respect to the shares of Parent Stock to be issued in the Mergers and those required to be reserved for issuance in connection with the Mergers and shall use reasonable best efforts to cause such shares to be approved for listing before the Closing Date.
ARTICLE 7.
TAX MATTERS
Section 7.01    Tax Periods Ending on or before the Closing Date.
(a)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that are required to be filed on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by Applicable Law. At least ten (10) days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and comment, and the Company shall incorporate any reasonable comments in good faith.
(b)    Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed or required to be filed after the Closing Date and for all Straddle Periods. Any such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by Applicable Law. At least fifteen (15) days prior to filing any such Tax Return, Parent shall submit a copy of such Tax Return to the Securityholder Representative for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Parent shall incorporate any reasonable comments of the Securityholder Representative in good faith. Subject to Section 7.02 and pursuant to

|US-DOCS\123754940.16||

Article 10 but without limiting any of Parent’s rights under Article 10, to the extent not already taken into account in Indebtedness, Parent may recover from the Escrow Fund an amount equal to such Taxes of the Acquired Companies for such periods.
Section 7.02    Straddle Periods. Pursuant to Article 10 but without limiting any of Parent’s rights under Article 10, to the extent not already taken into account in Indebtedness, Parent may recover from the Escrow Fund an amount equal to the portion of such Taxes which relates to the portion of any Straddle Period ending on the Closing Date. For purposes of this Section 7.02 and Section 10.02(a)(v), the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended as of the end of the day on the Closing Date. Tax Liabilities determined under Sections 951 and 951A of the Code shall be determined by assuming that the taxable period of each Acquired Company ended as of the end of the day on the Closing Date (such that all Tax Liabilities determined under Sections 951 and 951A of the Code that are attributable to economic activity occurring on or before the Closing Date will be allocable to a taxable period (or portion thereof) ending on or prior to the Closing Date).
Section 7.03    Cooperation on Tax Matters. Parent and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information in the possession of the other Party which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent in the possession of the applicable Party, Parent and the Securityholder Representative shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
Section 7.04    Contest Provisions. If, subsequent to the Closing, Parent or an Acquired Company receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period, then within fifteen (15) days after receipt of such notice, Parent shall notify the Securityholder Representative by writing of such notice; provided, however, that any failure on the part of Parent or the applicable Acquired Company to so notify the Securityholder Representative shall not limit any of the obligations of the Indemnitors under Article 10 (except to the extent such failure materially prejudices the defense of such Tax Contest). Parent shall have the right to control any such Tax Contest relating to a Pre-Closing Tax Period, including the defense and settlement thereof; provided that the Securityholder Representative shall be entitled to participate, at its own expense, in any such Tax Contest, Parent shall keep the Securityholder Representative reasonably informed of all material developments on a timely basis (including providing copies of all material correspondence and other documents relevant to such Tax Contest) and Parent shall not resolve such Tax Contest without the Securityholder Representative’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. In the case of any conflict between this Section 7.04 and Section 10.07, this Section 7.04 shall control. “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

|US-DOCS\123754940.16||

Section 7.05    Characterization of Payments. Any indemnity payments made pursuant to Article 10 shall constitute an adjustment of the Aggregate Merger Consideration Value paid by Parent pursuant to Article 2 for Tax purposes.
Section 7.06    FIRPTA. Prior to the Closing, the Company shall have delivered to Parent the FIRPTA Certificate executed on behalf of the Company. The Parties intend that the FIRPTA Certificate be considered to be voluntarily provided by the Company in response to a request from Parent pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i).
Section 7.07    Certain Reorganization Matters. The Parties each acknowledge and agree that for U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement (including any amendments thereto) is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and for purposes of Sections 354 and 368 of the Code and the Treasury Regulations thereunder. Each Party shall not (and shall cause its respective Subsidiaries not to) take any action which action is not contemplated by this Agreement and could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 7.08    Company Transaction Expenses. For all purposes of this Agreement, the Company Transaction Expenses shall be treated as deductible in a Pre-Closing Tax Period to the extent such Company Transaction Expenses are at least “more likely than not” deductible in the Pre-Closing Tax Period and are permitted under applicable Law; provided, that the safe harbor election set forth in IRS Revenue Procedure 2011-29 shall be applied to determine the amount of any such deductions to be taken into account that are attributable to the payment of any success-based fees.
Section 7.09    Transfer Tax. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) and any out-of-pocket expenses with respect to preparing and filing any necessary Tax Returns will be borne 50% by Parent, on the one hand, and 50% by the Securityholders, on the other hand. Parent will prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Securityholders will join in the execution of any such Tax Returns and other documentation.
Section 7.10    Refunds and Credits. Any cash Tax refunds that are received by Parent or an Acquired Company, and any amounts credited against Tax to which Parent or an Acquired Company become entitled in lieu of a cash Tax refund, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Securityholders, and Parent shall pay over to the Securityholders any such refund or the amount of any such credit (net of all Taxes and reasonable out of pocket costs and expenses incurred by Parent and its Affiliates in connection with obtaining or the receipt of such refund) within fifteen (15) days after receipt of such refund or claiming of such credit; provided, however, that the Securityholders shall not be entitled to any such refunds or credits to the extent (a) taken into account in Aggregate Merger Consideration Value or (b) attributable to the carryback or other application of a net operating loss or other Tax attribute generated in a Tax period or portion thereof beginning after the Closing Date.
Section 7.11    Post-Closing Actions. After the Closing Date, except as allowed under Section 7.01(b), none of Parent or any Acquired Company may file or amend any Tax Return, or make or change

|US-DOCS\123754940.16||

any Tax election or accounting period or method, or initiate discussions or other communications with a Governmental Authority, with respect to any Acquired Company and relating to a Pre-Closing Tax Period without the prior written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, in each case, solely to the extent such action could reasonably be expected to have an adverse impact on the Securityholder Indemnitors’ indemnification obligations under this Agreement.
ARTICLE 8.
CONDITIONS TO THE MERGERS
Section 8.01    Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Merger Sub, and Merger Sub II to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each of the Company and Parent) of the following conditions at or prior to the Effective Time:
(a)    Requisite Stockholder Approval. The Requisite Stockholder Approval shall be in full force and effect and the Written Consent shall have been delivered to Parent.
(b)    Governmental Approvals. The applicable waiting periods (and any extensions thereof) under the HSR Act with respect to the consummation of the Mergers and other transactions contemplated by this Agreement shall have expired or been terminated.
(c)    No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the Mergers on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Mergers (each of the foregoing, a “Restraint”) that makes illegal consummation of the Mergers or restrains, enjoins or otherwise prohibits the consummation of the Mergers.
(d)    Share Listing. The shares of Parent Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 8.02    Conditions to the Obligations of Parent, Merger Sub, and Merger Sub II. The obligations of Parent, Merger Sub, and Merger Sub II to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions at or prior to the Effective Time:
(a)    Representations and Warranties. Each of (i) the Company Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), and (ii) the other representations and warranties made by the Company in this Agreement shall be true and correct in all respects (without giving effect to any Company Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

|US-DOCS\123754940.16||

(b)    Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)    Consents. Each of the Consents set forth in Schedule 8.02(c) shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.
(d)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(e)    Executed Agreements and Certificates. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)    the Escrow Agreement, executed by the Securityholder Representative;
(ii)    the Joinder Agreements, executed by each of the Company’s stockholders set forth on Schedule I;
(iii)    the Non-Competition Agreements, executed by the Founder;
(iv)     the Offer Letters, executed by each of the Founder, fourteen (14) of the other nineteen (19) Key Employees and 80% of the Company’s other employees as of the date of this Agreement;
(v)    a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) and containing representations and warranties of the Company (A) to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(c), 8.02(f), and 8.02(h) have been duly satisfied; and
(vi)    written resignations of the directors and officers of each of the Acquired Companies, effective as of the Effective Time, as directed by Parent no later than five (5) Business Days prior to the Closing Date.
(f)    280G Approval. Prior to the Closing, the Company shall have delivered to Parent (i) a parachute payment waiver from each Disqualified Individual prior to the solicitation of the Section 280G Approval and (ii) evidence satisfactory to Parent that either (A) the Section 280G Approval was obtained or (B) the Section 280G Approval was not obtained and as a consequence, that the Waived Parachute Payments shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the Disqualified Individuals in accordance with Section 5.05.
(g)    Employees. As of immediately prior to the Closing, each of the Founder, fourteen (14) of the other nineteen (19) Key Employees (including each of the Signing Key Employees) and 80% of the Company’s other employees as of the date of this Agreement shall remain employed by the Acquired Companies and no such individual who remains employed by the Acquired Companies as of immediately prior to the Effective Time shall have rescinded or repudiated his or her Offer Letter with Parent or its Subsidiaries.
(h)    Litigation. There shall not be pending by any Governmental Authority any Proceeding that seeks to restrain, enjoin or otherwise prevent the consummation of the Mergers or any of the other Transactions contemplated herein.

|US-DOCS\123754940.16||

(i)    Joinder Agreements. Parent shall have received executed Joinder Agreements from Company Stockholders representing not less than 72% of the outstanding capital stock and voting power of the Company (calculated on an as converted to Company Common Stock basis).
(j)    Investor Questionnaires. Company Stockholders representing not less than 95% of the outstanding capital stock and voting power of the Company (calculated on an as converted to Company Common Stock basis) shall have executed and delivered to Parent an Investor Questionnaire demonstrating that such Company Stockholder is an “accredited investor” (within the meaning of Regulation D under the Securities Act), together with a properly completed and executed Selling Holder Questionnaire.
Section 8.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a)    Representations and Warranties. Each of (i) the Parent Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), and (ii) the other representations and warranties made by the Parent, Merger Sub, and Merger Sub II in this Agreement shall be true and correct in all respects (without giving effect to any Parent Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)    Covenants. The covenants and obligations that Parent, Merger Sub, and Merger Sub II are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)    Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and containing the representation and warranty of Parent that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”).
ARTICLE 9.
TERMINATION
Section 9.01    Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding the Requisite Stockholder Approval):
(a)    by mutual written agreement of the Company and Parent;
(b)    by either the Company or Parent, if the Closing shall not have occurred by 11:59 p.m., Pacific Time, on October 1, 2021 (the “End Date”), except that if as of the End Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to Applicable Law), other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (if related to

|US-DOCS\123754940.16||

Regulatory Laws), the End Date shall automatically be extended to 11:59 p.m. Pacific Time, on December 1, 2021; it being understood that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose action or failure to act (which action or failure to act constitutes a material breach by such Party of this Agreement) results in the failure of the Closing to have occurred prior to the End Date;
(c)    by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued any Order which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Mergers; provided, however, that a Party may not terminate this Agreement pursuant to this Section 9.01(c) unless such Party has complied with its obligations under Section 6.01 in all material respects;
(d)    by Parent if there shall have occurred a Company Material Adverse Effect and by the Company if there shall have occurred a Parent Material Adverse Effect;
(e)    by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) any of the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that (A) Parent may not terminate this Agreement pursuant to this Section 9.01(d) if Parent is then in material breach of this Agreement and such breach would prevent the satisfaction of any of the conditions to the obligation of the Company set forth in Section 8.01 and Section 8.03 or (B) if an inaccuracy or breach is curable by the Company during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; or
(f)    by the Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) any of the covenants or obligations of Parent contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b)) would not be satisfied; provided, however, that (A) the Company may not terminate this Agreement pursuant to this Section 9.01(f) if the Company is then in material breach of this Agreement and such breach would prevent the satisfaction of any of the conditions to the obligation of Parent set forth in Section 8.01 and Section 8.02 or (B) if an inaccuracy or breach is curable by Parent during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(f)) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Parent is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach.
The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which such Party is terminating this Agreement.
Section 9.02    Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.01 shall become effective immediately upon delivery of written notice by the terminating Party to the other Parties. In the event of a termination of this Agreement pursuant to Section 9.01, this Agreement will be void and of no further force or effect without Liability of any Party (or any

|US-DOCS\123754940.16||

Representative of such Party) to any other Party hereto; provided, that: (a) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.04, this Section 9.02 and Article 11, which shall survive any termination of this Agreement and (b) no Party shall be relieved from any Liability resulting from Fraud or a Willful Breach of this Agreement occurring prior to such termination of this Agreement.
ARTICLE 10.
INDEMNIFICATION
Section 10.01    Survival of Representations, Etc.
(a)    Except as otherwise provided in Section 10.01(e), (i) the Company Fundamental Representations shall survive the Closing and expire sixty days following the applicable statute of limitations (the “FR Expiration Date”), (ii) the Company Special Representations shall survive the Closing and expire on the third (3rd) anniversary of the Closing Date (the “SR Expiration Date”) and (iii) the representations and warranties made by the Company in all other sections of Article 3 and in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate) shall survive the Closing and expire on the fifteenth (15th)-month anniversary of the Closing Date (the “General Expiration Date”). Notwithstanding the foregoing, if at any time prior to the FR Expiration Date, the SR Expiration Date or General Expiration Date, as applicable, Parent delivers to the Securityholder Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and Parent properly makes a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(b)    Except as otherwise provided in Section 10.01(e), (i) the Parent Fundamental Representations shall survive the Closing and expire sixty days following the applicable statute of limitations (the “Parent FR Expiration Date”) and (ii) the representations and warranties made by Parent, Merger Sub, and Merger Sub II in all other sections of Article 4 shall survive the closing and expire on the General Expiration Date. Notwithstanding the foregoing, if at any time prior to the Parent FR Expiration Date or General Expiration Date, as applicable, the Securityholder Representative delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and the Securityholder Representative properly makes a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(c)    The covenants and agreements of the Parties contained in this Agreement that are by their nature required to be performed prior to the Closing shall survive until and expire on the first anniversary of the Closing Date, and the covenants and agreements of the Parties contained in this Agreement that are required to be performed at or following the Closing shall survive the Closing until such covenant or agreement is fully performed.
(d)    Notwithstanding anything to the contrary set forth in Section 10.01(a), in the event of Fraud by the Company or Parent, as applicable, of any representation or warranty made by the Company or Parent Merger Sub and/or Merger Sub II, as applicable, in this Agreement or in any certificate delivered by the Company or Parent, as applicable pursuant to this Agreement (including the Company Closing Certificate or the Parent Closing Certificate), such representation and warranty shall survive the Closing until thirty (30) days after the date on which all applicable statutes of limitation (as the same may be extended or waived) shall have expired.

|US-DOCS\123754940.16||

(e)    The Company and the Securityholder Representative (on behalf of the Securityholder Indemnitors), on the one hand, and Parent, Merger Sub, and Merger Sub II, on the other hand, have agreed that the Indemnitees’ rights to indemnification contained in this Article 10 relating to the representations, warranties, covenants and obligations of the Company, on the one hand, and Parent, Merger Sub, and Merger Sub II, on the other hand, as applicable, are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any information furnished to or any knowledge on the part of any of the Indemnitees or any of their Representatives (regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company or any other Person, on the one hand, and Parent, Merger Sub, and Merger Sub II, on the other hand, as applicable, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that an Indemnitee or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.
Section 10.02    Indemnification.
(a)    From and after the Effective Time, subject to the terms and conditions of this Article 10, the Securityholder Indemnitors, severally (and not on a joint basis) and in proportion to their respective Pro Rata Shares, shall hold harmless and indemnify each of the Parent Indemnitees from and against any Damages which are suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any thirdparty claim) and which arise from or as a result of, or are connected with:
(i)    any inaccuracy in or breach of any representation or warranty of the Company contained in (A) this Agreement or (B) in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate);
(ii)    any breach of any covenant or obligation of the Company set forth in this Agreement;
(iii)    any inaccuracy in the Consideration Spreadsheet or any Closing Indebtedness or Company Transaction Expenses, to the extent not included in the Estimated Closing Statement or not otherwise accounted for in the determination of the Aggregate Merger Consideration Value or specifically disputed and resolved as part of the procedures under Section 2.07(b);
(iv)    without duplication of any other provision of this Section 10.02(a)(i)(a), any Securityholder Matters;
(v)    the matters set forth on Section 3.11 of the Company Disclosure Schedule;
(vi)    the matters set forth on Schedule 10.02(a);
(vii)    (A) to the extent not accounted for in the determination of the Aggregate Merger Consideration Value or specifically disputed and resolved as part of the procedures under Section 2.07(b), any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period (which Taxes in the case of Straddle Periods shall be determined in accordance with Section 7.02), (B) any Taxes of any Person (other than the Acquired Companies) under Treasury

|US-DOCS\123754940.16||

Regulations section 1.1502-6 (or any similar provision of any Applicable Law) by reason of the membership of any Acquired Company in an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (C) any “applicable employment taxes” deferred by any Acquired Company under Section 2302 of the CARES Act with respect to any Pre-Closing Tax Period, (D) any outstanding Liability of an Acquired Company for Taxes pursuant to Section 965 of the Code, including as a result of making an election pursuant to Section 965(h) of the Code, (E) any Transfer Taxes that are the responsibility of the Securityholders pursuant to Section 7.09, and (F) any Liability of the Acquired Companies for any Taxes of any Person (other than the Acquired Companies) as a transferee, successor or by Contract (except for Liabilities under customary commercial agreements the principal purpose of which is not Taxes), in each case, with respect to an event or transaction occurring before the Closing; and
(viii)    any Fraud in the making of any representations and warranties of the Company, whether or not contained in this Agreement or in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate).
(b)    From and after the Effective Time, subject to the terms and conditions of this Article 10, Parent shall hold harmless and indemnify each of the Securityholder Indemnitees from and against any Damages which are suffered or incurred by any of the Securityholder Indemnitees or to which any of the Securityholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any thirdparty claim) and which arise from or as a result of, or are connected with:
(i)    any inaccuracy in or breach of any representation or warranty of Parent, Merger Sub or Merger Sub II contained in (A) this Agreement or (B) in any certificate delivered by Parent, Merger Sub or Merger Sub II pursuant to this Agreement (including the Parent Closing Certificate);
(ii)    any breach of any covenant or obligation of Parent, Merger Sub or the Merger Sub II set forth in this Agreement; and
(iii)    any Fraud in the making of any representations and warranties of Parent, the Merger Sub or the Merger Sub II contained in this Agreement or in any certificate delivered by Parent, Merger Sub or the Merger Sub II pursuant to this Agreement (including the Parent Closing Certificate).
Section 10.03    Limitations.
(a)    Subject to Section 10.03(c), the Securityholder Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.02(a)(i) for any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement or the Company Closing Certificate until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds an amount equal to $750,000 in the aggregate (the “Deductible”) (it being understood that if the total amount of such Damages exceeds the Deductible, then the Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for such Damages in excess of the Deductible).
(b)    The maximum Liability of the Securityholder Indemnitors under Section 10.02(a)(i) shall be equal to the Escrow Amount. The Parent Indemnitees shall recover all Damages under this Article 10

|US-DOCS\123754940.16||

first from the Escrow Fund before such Parent Indemnitees shall be entitled to recover any Damages directly from any Securityholder Indemnitor.
(c)    Subject to any other limitations applicable under this Article 10, the limitations set forth in Section 10.03(a) and Section 10.03(b) shall not apply to any claim for indemnification made pursuant to Section 10.02(a)(i) to the extent such claim arises from or is a result of or directly or indirectly connected with, any breach of a Company Fundamental Representation, a Company Special Representation or any Fraud by the Company with respect to any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement (including the Company Closing Certificate).
(d)    Section 10.03(c) notwithstanding, the maximum Liability of the Securityholder Indemnitors under Section 10.02(a)(i) to the extent such claim arises from or is a result of or directly or indirectly connected with, any breach of a Company Special Representation, shall be equal to forty-five million dollars ($45,000,000) (the “SR Cap”).
(e)    Notwithstanding anything to the contrary in this Agreement, with respect to claims for indemnification for which the maximum Liability of the Indemnitors is not equal to the Escrow Amount or the SR Cap, in no event shall any Securityholder Indemnitor be liable to the Parent Indemnitees for Damages under this Article 10 in excess of the amount of the Aggregate Merger Consideration Value actually received by such Securityholder Indemnitor; provided, however, that the limitations set forth in this Section 10.03(e) shall not apply with respect to a Securityholder Indemnitor in the event such Securityholder Indemnitor commits Fraud, in which event such Securityholder Indemnitor shall be liable to the Parent Indemnitees for the full amount of Damages resulting from, arising out of or related to such Securityholder Indemnitor’s own Fraud (but, for the avoidance of doubt, no Securityholder Indemnitor shall be liable for any Fraud of any other Securityholder Indemnitor); provided, further, however, except with respect to Fraud as described in the immediately preceding provision, a Securityholder Indemnitor shall not be liable for any Damages in excess of its, his or her Pro Rata Share of such Damages.
(f)    For all purposes under this Article 10, shares of Parent Stock received pursuant to the terms of this Agreement shall be valued at the Parent Stock Price. The Parties hereto acknowledge that the Parent Stock Price only reflects an agreed-upon amount as to the value of Parent Stock solely for purposes of satisfying any Damages under this Article 10 and is not intended to be, nor is it, deemed to constitute the fair market value of Parent Sock at any given time.
(g)    For purposes of this Article 10, when determining whether a breach, inaccuracy or failure has occurred and the amount of Damages incurred by an Indemnitee, each representation or warranty in this Agreement shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including, as applicable, the terms “material,” “materiality,” “in all material respects,” “Company Material Adverse Effect” and “Parent Material Adverse Effect.”
(h)    Payments due under this Article 10 shall be limited to the amount of any Damages (including any additional Taxes imposed on or incurred by the Indemnitee in connection with the related indemnification payments) that remain after deducting therefrom the amount of any insurance proceeds, and any indemnity, contribution, or other similar payment that is actually received by the Indemnitee in respect of any such claim (net of any deductible or any other expense or Taxes incurred by the Indemnitee in obtaining or receiving such recovery); provided, that the Indemnitee shall be under no obligation hereunder to seek any such payments. In addition, payments due under this Article 10 shall be reduced by

|US-DOCS\123754940.16||

the amount of any actual reduction in Taxes paid by Parent, the Company, the Surviving Corporation or their Affiliates as a result of any Tax benefit obtained as a result of incurring the applicable Damages to the extent such Tax benefit is actually realized in the taxable year that such Damages were incurred or the subsequent tax year (determined on a with and without basis and treating any such benefit as the last item of deduction for the applicable taxable year).
(i)    Notwithstanding anything to the contrary in this Agreement, the Securityholders shall not be liable for (i) any Taxes of the Company incurred on the Closing Date after the Closing resulting from actions by Parent that are outside the ordinary course of business of the Company consistent with past practices, other than actions contemplated pursuant to this Agreement, (ii) any Taxes that have been taken into account in determining the Aggregate Merger Consideration Value, (iii) any Taxes with respect to a taxable period (or portion thereof) that begins after the Closing Date incurred as a result of a reduction in the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., net operating loss, net operating carryforward, Tax basis or Tax credits), or (iv) any Taxes resulting from an election made under Section 338 of the Code or under any comparable provisions of any other state, local or foreign laws with respect to the Mergers.
(j)    No Indemnitee shall be entitled to double recovery for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.
(k)    The Parties agree that the indemnification provisions contained in this Article 10 are the sole and exclusive remedy following the Closing as to all claims and Damages any Indemnitee may incur arising from or relating to this Agreement; and each of the Parties, on behalf of itself and its equity owners, trustees, directors, managers, officers, employees, and Affiliates, agrees not to bring any actions or proceedings, at law, equity or otherwise, against any other Party or its equity owners, directors, managers, officers, employees, and Affiliates, in respect of any claims or Damages arising from or relating to this Agreement or the Transactions (it being understood that nothing in this Section 10.03(g) or elsewhere in this Agreement shall (i) affect the Parties’ rights to specific performance in accordance with Section 11.03 with respect to the covenants referred to in this Agreement or to be performed after the Closing, (ii) apply to claims in respect of matters to be resolved pursuant to Section 2.07, (iii) limit claims for Fraud against the Person who committed such Fraud or (iv) affect any rights arising out of claims a party to an Ancillary Agreement may have under such Ancillary Agreement, including the Letters of Transmittal and other Exchange Documents delivered pursuant to Section 2.08(b)(ii) or (v) apply to Section 11.01, which shall be enforceable by the Securityholder Representative in its entirety against the Securityholders).
Section 10.04    Claims and Procedures.
(a)    Any Parent Indemnitee or Securityholder Indemnitee making claim for indemnification pursuant to this Article 10, shall promptly notify the Securityholder Representative, in the case of a claim by a Parent Indemnitee, or the Parent, in the case of a claim by a Securityholder Indemnitee, in writing of such claim (a “Claim Certificate”):
(i)    stating that such Indemnitee has a claim for indemnification pursuant to this Article 10;
(ii)    to the extent reasonably practicable, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the

|US-DOCS\123754940.16||

amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and
(iii)    specifying in reasonable detail (based upon the information then possessed by Parent) the material facts known to such Indemnitee giving rise to such claim.
    No delay in providing such Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitors are actually and materially prejudiced thereby.
(b)    If the Securityholder Representative or Parent, as applicable, in good faith objects to any claim made by the applicable Indemnitee(s) in any Claim Certificate, then the Securityholder Representative or Parent, as applicable, shall deliver a written notice (a “Claim Dispute Notice”) to the Securityholder Representative or Parent, as applicable, during the 30-day period commencing upon receipt by the Securityholder Representative or Parent, as applicable, of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Securityholder Representative or Parent, as applicable, in the Claim Certificate. If the Securityholder Representative or Parent, as applicable, does not deliver a Claim Dispute Notice to the Securityholder Representative or Parent, as applicable, prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in the applicable Indemnitees’ favor for purposes of this Article 10 on the terms set forth in the Claim Certificate, (ii) in the case of a claim by a Parent Indemnitee, if any amount remains in the Escrow Fund, then Parent and the Securityholder Representative shall provide a joint written instruction to the Escrow Agent instructing it to distribute an amount sufficient to satisfy any Damages to which a Parent Indemnitee entitled pursuant to Article 10 as instructed by Parent and the Securityholder Representative from the Escrow Fund, (iii) in the case of a claim by a Parent Indemnitee, in the event the Escrow Amount is insufficient to satisfy such Damages, then Parent may recover any unsatisfied Damages directly against the Securityholder Indemnitors in accordance with the terms of this Agreement, and (iv) in the case of a claim by a Securityholder Indemnitee, then the Securityholder Indemnitee(s) may recover the Damages against Parent in accordance with this Agreement.
(c)    If the applicable Party delivers a Claim Dispute Notice, then Parent and the Securityholder Representative shall attempt in good faith to resolve any such objections raised in the applicable Claim Dispute Notice. If Parent and the Securityholder Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Parent and the Securityholder Representative shall be prepared and signed by both Parties. In the case of a claim by a Parent Indemnitee, if any amount remains in the Escrow Fund, then Parent and the Securityholder Representative shall provide a joint written instruction to the Escrow Agent instructing it to distribute an amount in accordance with the terms of such memorandum as instructed by Parent and the Security Representative from the Escrow Fund. In the case of a claim by a Parent Indemnitee, in the event the Escrow Fund is insufficient to satisfy such Damages, then Parent may recover any unsatisfied Damages directly against the Securityholder Indemnitors in accordance with the terms of such memorandum. In the case of a claim by a Securityholder Indemnity, then the Securityholder Indemnitee(s) may recover the Damages against Parent in accordance with the terms of such memorandum.
(d)    If no such resolution can be reached during the 45-day period following the applicable Party’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Parent or the Securityholder Representative may bring suit to resolve the objection in accordance with

|US-DOCS\123754940.16||

this Agreement. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
Section 10.05    Release Procedures. Promptly after the General Expiration Date, Parent will notify the Securityholder Representative in writing of the amount, if any, that Parent determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved on or prior to 11:59 p.m. Pacific Time on the General Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”). Within fifteen (15) Business Days following the General Expiration Date, Parent and the Securityholder Representative shall provide a joint written instruction to the Escrow Agent instructing it to distribute any amounts remaining in the Escrow as of the General Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Retained Escrow Amount, with each Securityholder to receive a portion thereof equal to the product obtained by multiplying (A) the amount to be so released by (B) such Securityholder’s Pro Rata Escrow Share. In the event that there exist Continuing Claims as of the General Expiration Date, as soon as all such Continuing Claims have been resolved, then Parent and the Securityholder Representative shall provide a joint written instruction to the Escrow Agent instructing it to distribute the retained amount, if any, that was retained for purposes of satisfying such claims that was not needed to satisfy such claims. With respect to any amount to be released from the Escrow Fund, if any former holder of Company Capital Stock is required to, but has not executed and delivered properly completed Exchange Documents prior to the release of the Escrow Fund, then any amount that would otherwise be released to such Indemnitor shall be held by Parent, without interest, until such holder satisfies all of such Indemnitor executes and delivers properly completed Exchange Documents.
Section 10.06    No Contribution. No Indemnitor shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Company or Surviving Corporation in connection with any indemnification obligation or any other Liability to which he, she or it may become subject under or in connection with this Agreement.
Section 10.07    Defense of Third-Party Claims. Except as otherwise provided in Article 7, in the event of the assertion of any claim or the commencement by any Person of any Proceeding against an Indemnitee with respect to which any of the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), the Securityholder Representative, in the case of the Securityholder Indemnitees, or Parent, in the case of the Parent Indemnitees, as applicable, will, promptly after receipt of notice of any such Claim, notify the Securityholder Representative or the Parent, as applicable (the “Responsible Party”), of the commencement thereof; provided, however, that any failure on the part of the applicable Party to so notify the other Party shall not limit any of the obligations of the applicable Indemnitors under this Article 10 (except to the extent such failure actually and materially prejudices the defense of such Proceeding). Other than with respect to Claims brought by a Governmental Authority or Claims seeking equitable relief, the Responsible Party shall have the right, at its election, to proceed with, and to control, the defense of such Claim on its own; provided, however, that the Securityholder Representative or the Parent, as applicable, and its counsel (at the Indemnitors’ sole expense) may participate in (but not control the conduct of) the defense of such Claim in a manner that would not result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege. If the applicable Responsible Party so proceeds with the defense of any such Claim, the Securityholder Representative or the Parent, as applicable, shall, and shall use reasonable best efforts to cause each Indemnitor to, make available to the Securityholder Representative or Parent, as applicable, any documents and materials in

|US-DOCS\123754940.16||

such Person’s possession or control that may be necessary to the defense of such Claim. Except with the prior written consent of the Securityholder Representative, in the case of a Claim for which indemnification is sought from the Securityholder Indemnitors, or Parent, in the case of a Claim for which indemnification is sought from the Parent, as applicable (which such consent shall not be unreasonably withheld, conditioned or delayed), any amount paid in the settlement or resolution of any such Claim shall not be determinative of the existence of or amount of indemnifiable Damages hereunder relating to such matter.
Section 10.08    Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
ARTICLE 11.
MISCELLANEOUS
Section 11.01    Securityholder Representative.
(a)    By virtue of the adoption of this Agreement and the approval of the Mergers and the other Transactions by the Requisite Stockholder Approval, and by receiving the benefits thereof, including any consideration payable hereunder, each of the Securityholders shall have irrevocably constituted and appointed Shareholder Representative Services LLC, upon the Effective Time (and by its execution of this Agreement as Securityholder Representative, Shareholder Representative Services LLC hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact (the “Securityholder Representative”), of the Securityholders receiving consideration hereunder to act in the name, place and stead of the Securityholders for all purposes in connection with the Transactions, in accordance with the terms and provisions of this Agreement and the agreements ancillary hereto, and to act on behalf of the Securityholders in any Proceeding involving this Agreement and the agreements ancillary hereto, to do or refrain from doing all such further acts and things, and to execute all such documents as the Securityholder Representative shall deem necessary or appropriate in connection with the Transactions, including the power:
(i)    to act for the Securityholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Company Stockholders and to transact matters of litigation or other Proceedings;
(ii)    to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents after the Closing that the Securityholder Representative deems necessary or appropriate in connection with the consummation of the Transactions;
(iii)    to execute and deliver all amendments and waivers to this Agreement that the Securityholder Representative deems necessary or appropriate after the Closing;
(iv)    to receive the Securityholder Expense Fund for the payment of expenses of the Securityholders and apply such funds in payment for such expenses;
(v)    to engage attorneys, accountants and other agents on behalf of the Securityholders in connection with this Agreement and pay any fees related thereto out of the Securityholder Expense Fund;

|US-DOCS\123754940.16||

(vi)    to do or refrain from doing any further act or deed on behalf of the Securityholders that the Securityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Securityholders could do if personally present; and
(vii)    to receive service of process in connection with any claims under this Agreement. and to receive and forward notices and other communications pursuant to this Agreement
(b)    The Securityholder Representative may resign at any time. The Securityholder Representative may be removed or replaced only upon delivery of written notice to the Surviving Company or Surviving Corporation by the Company Stockholders holding at least a majority of outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time. Parent, the Surviving Company, the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Securityholder Representative in all matters referred to herein. The Securityholder Representative shall act for the Securityholders on all of the matters set forth in this Agreement in the manner the Securityholder Representative believes to be in the best interest of the Securityholders and consistent with the obligations under this Agreement.
(c)    The Securityholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Securityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders shall indemnify the Securityholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Securityholder Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while the Securityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.
(d)    The Securityholder Representative shall use the Securityholder Expense Fund to pay any expenses incurred by the Securityholder Representative in fulfilling its obligations hereunder and the agreements ancillary hereto and shall distribute any remaining balance of the Securityholder Expense Fund to the Exchange Agent for further distribution to the Securityholders upon completion by the Securityholder Representative of its duties hereunder. Any such distributions from the Securityholder Expense Fund shall be paid to the Indemnitors that are Accredited Investors, with equal priority and pro rata based on each such Securityholder’s Pro Rata Escrow Share of the Securityholder Expense Fund.

|US-DOCS\123754940.16||

The Securityholders will not receive any interest or earnings on the Securityholder Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Securityholder Expense Fund other than as a result of its gross negligence or willful misconduct. The Shareholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Securityholder Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.
Section 11.02    Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be, (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Pacific Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Pacific Time on a Business Day or sent not on a Business Day, the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:
if to Parent, Merger Sub or Merger Sub II, to:
Skillz Inc.
P.O. Box 445
San Francisco, CA 94104
Attention: Charlotte Edelman and Stefan Gerhard
Email: Legal@Skillz.com; Corp-Dev@Skillz.com
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Benjamin Potter, Mark M. Bekheit, Brett Urig
Email: benjamin.potter@lw.com, mark.bekheit@lw.com, brett.urig@lw.com if to the Company, to:
Aarki, Inc.
530 Lakeside Drive, #260
Sunnyvale, CA 94085
Attention: Levon Budagyan
Email: levon@aarki.com
with a copy to (which shall not constitute notice):
Arnold & Porter Kaye Scholer LLP
250 W. 55th Street St.
New York, NY 10019
Attention: Michael Penney
Email: michael.penney@arnoldporter.com,

|US-DOCS\123754940.16||

if to the Securityholder Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085
or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties.
Section 11.03    Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.
Section 11.04    Entire Agreement; Severability; Amendments and Waivers.
(a)    This Agreement, the Company Disclosure Schedule, the other agreements referred to in this Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.
(b)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
(c)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party (other than the Securityholder Representative) or, in the case of a waiver, by each Party (other than the Securityholder Representative) against whom the waiver is to be effective.
(d)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.05    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Mergers and the Transactions, shall be paid by the Party incurring such cost or expense.

|US-DOCS\123754940.16||

Section 11.06    Binding Effect; Benefit; Assignment.
(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Section 6.05 and Article 10 (subject to Section 10.08), no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.
(b)    No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Parent, Merger Sub or Merger Sub II may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, that such transfer or assignment shall not relieve Parent, Merger Sub or Merger Sub II of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Parent, Merger Sub or Merger Sub II.
Section 11.07    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
Section 11.08    Jurisdiction. The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.02 shall be deemed effective service of process on such Party.
Section 11.09    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 11.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 11.11    Legal Representation.

|US-DOCS\123754940.16||

(a)    The Parties intend that all confidential communications involving attorney-client confidences at or prior to the Closing between any Acquired Company or any Securityholders, on the one hand, and Arnold & Porter Kaye Scholer LLP (“A&P”) or Orrick, Herrington & Sutcliffe LLP (“Orrick”, and each, “Retained Counsel”), on the other hand, relating solely to the negotiation of the Transactions and that are attorney-client privileged (collectively, but subject to the last sentence of this Section 11.11(a), the “Protected Communications”), shall remain privileged after the Closing and the privilege and the expectation of client confidentiality applicable thereto shall be deemed to belong solely to such Securityholders and not the Company or any other Acquired Company and shall not be transferred to or claimed by or used by Parent, the Surviving Company or the Surviving Corporation or their Affiliates (collectively, the “Acquiring Parties Group”). As such, none of the Acquiring Parties Group shall have the right to access any or all of the Retained Counsel files that constitute Protected Communications, whether or not the Closing occurs. Further, all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any Securityholder with respect to the Protected Communications (the “Associated Rights”), shall, from and after the Closing, rest exclusively with the Securityholders and the Securityholder Representative (in its capacity as such).
(b)    Parent, Merger Sub, and Merger Sub II acknowledge, on their own behalf and on behalf of the other members of the Acquiring Parties Group from and after the Closing, that: (i) A&P has acted as counsel for the Company, the other Acquired Companies and the Securityholders, and Orrick has acted as counsel to certain Securityholder(s), in each case at and prior to the Closing; and (ii) the Securityholder Representative and the Securityholders expect that, in the event of any post-Closing disputes under this Agreement related to the Transactions (the “Limited Waived Matters”), A&P or Orrick may represent, either individually or jointly, one or more of them. Accordingly, Parent, Merger Sub, and Merger Sub II, on their own behalf and on behalf of the other members of the Acquiring Parties Group from and after the Closing, hereby (x) consent to A&P and/or Orrick’s representation of the Securityholder Representative and the Securityholders in the Limited Waived Matters, including, without limitation, any Limited Waiver Matter in which the interests of the Acquiring Parties Group (or any member thereof), on the one hand, and the Securityholders (or any member thereof), on the other hand, are or may be adverse, whether or not such Limited Waived Matter is one in which either Retained Counsel may have previously advised any member of the Securityholders and (y) waive any right they or any of them may have to discover or obtain information or documentation relating to either Retained Counsel’s representation of the Securityholders in connection with the Limited Waived Matters; provided, however, that this clause (y) shall not apply to A&P or Orrick (as the case may be) if and to the extent (1) such applicable Retainer Counsel is then representing any member of the Acquiring Parties Group and (2) such representation of such member of the Acquiring Parties Group would require such applicable Retained Counsel to either refrain from representing the Securityholders or obtain the informed consent of the Securityholders and the applicable member of the Acquiring Parties Group under Applicable Law or applicable ethical standards governing attorney conduct.
[Signature Page Follows]

|US-DOCS\123754940.16||

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

Skillz Inc.
By:	/s/ Andrew Paradise
	Name:	Andrew Paradise
	Title:	Chief Executive Officer & President

Spades Merger Sub, Inc.
By:	/s/ Charlotte Edleman
	Name:	Charlotte Edleman
	Title:	President and Secretary

Spades Merger Sub, LLC
By:	/s/ Charlotte Edleman
	Name:	Charlotte Edleman
	Title:	Authorized Person
Aarki, Inc.
By:	/s/ Levon Budagyan
	Name:	Levon Budagyan
	Title:	Chief Executive Officer

Shareholder Representative Services LLC
By:	/s/ Sam Riffe
	Name:	Sam Riffe
	Title:	Managing Director